UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Nexstar Media Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

2022 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on [●], [●], 2022

TO THE STOCKHOLDERS OF NEXSTAR MEDIA GROUP, INC.:

The 2022 annual meeting of stockholders (the “Annual Meeting”) of Nexstar Media Group, Inc. (the “Company”) will be held on [●], [●], 2022, at 10:00 a.m., Central Daylight Time, in the building’s conference center, Suite 120, at the Company’s principal executive offices located at 545 E. John Carpenter Freeway, Irving, Texas 75062.

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class I Directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.	To conduct an advisory vote on the compensation of our Named Executive Officers.
4.

To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate the Company’s Class B common stock and Class C common stock, which classes of common stock have no shares issued and outstanding as of the date hereof.

5.	To transact any other business which may properly come before the meeting.

Nexstar Media Group, Inc. is mailing this Proxy Statement and the related proxy materials on or about [●] [●], 2022 to its stockholders of record as of the close of business on [●], 2022. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder who provides proof of ownership on the date of the Annual Meeting during ordinary business hours at 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062 and for 10 days prior thereto.

The Company intends to hold its Annual Meeting in person but is sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state and local governments have and may continue to impose regarding the COVID-19 pandemic. In the event it is not possible or advisable to hold the Annual Meeting in person, the Company will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of a virtual-only platform or adding a webcast component to the in-person meeting. If the Company takes this step, the Company will announce the decision to do so in advance by issuing a press release and filing such press release as definitive additional soliciting material with the Securities and Exchange Commission. The Company will also make this additional soliciting material available at http://www.astproxyportal.com/ast/13194/.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON [●], 2022:

The Company’s Proxy Statement for the Annual Meeting, 2021 Annual Report on Form 10-K and Form of Proxy Card are available at http://www.astproxyportal.com/ast/13194/.

Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote as soon as possible by one of three convenient methods to ensure your shares are represented at the Annual Meeting: (1) accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, (2) calling the toll-free number listed on the notice of internet availability of proxy materials or proxy card, or (3) signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the Annual Meeting and cast your vote during the meeting.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary
[●], 2022

PROXY STATEMENT TABLE OF CONTENTS

Nexstar Media Group, Inc.	i	2022 Proxy Statement

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Media Group, Inc., a Delaware corporation (“Nexstar,” the “Company,” “our,” “us,” or “we”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on [●], [●], 2022 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class I Directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; (3) advise the Board of Directors on the compensation of our Named Executive Officers; (4) approve an amendment to the Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common Stock and Class C Common Stock, which classes of common stock have no shares issued and outstanding, and (5) transact any other business which may properly come before the Annual Meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that are received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2022; (iii) FOR the approval, by non-binding vote, of executive compensation; (iv) FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common Stock and Class C Common Stock, which classes of common stock have no shares issued and outstanding, and (v) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about [●] [●], 2022.

Voting Securities

Stockholders of record on [●], 2022 may vote at the Annual Meeting. On that date, there were [●] shares of the Company’s Class A common stock (“Class A Common Stock”) outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock, of which there are none, are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock, of which there are none, have no voting rights. Under the Company’s Amended and Restated Bylaws, adopted as of January 30, 2020 (the “bylaws”), the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. There is no cumulative voting. Abstentions, withhold votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the approval of executive compensation and the approval of an amendment to the Company’s amended certificate of incorporation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Nexstar Media Group, Inc.	1	2022 Proxy Statement

Voting Matters

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting

The following information can be found at http://www.astproxyportal.com/ast/13194/:

•	Notice of Annual Meeting and Proxy Statement;
•	2021 Annual Report on Form 10-K; and
•	Form of Proxy Card.

Voting Instructions

Stockholders of record may vote:

•	by the internet at http://www.voteproxy.com and following the proxy voting instructions listed on your proxy card;
•	by telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries as directed on the proxy card;
•	by signing, dating and returning the proxy card via mail; or
•	by attending the Annual Meeting in-person and voting.

Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless validly revoked, be voted in accordance with the instruction given on such proxy. If a stockholder voted by signing and returning the proxy card via mail and no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of the Board of Directors.

Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

You may revoke your proxy and change your vote by:

•	signing and properly submitting another proxy with a later date that is received before the polls close at the Annual Meeting;

•	voting by the internet or telephone on or before 11:59 p.m., Eastern Standard Time, on [●], 2022;

•	giving written notice of revocation of the stockholder’s proxy to the Company’s Corporate Secretary, prior to the Annual Meeting; or

•	voting in-person at the Annual Meeting.

Nexstar Media Group, Inc.	2	2022 Proxy Statement

Voting Matters

Votes Necessary to Approve Proposals

Proposal 1: Election of Class I Directors

In an uncontested election, each director shall be elected by a majority of the votes cast, and stockholders may cast their votes (i) “for” the nominee, (ii) “against” the nominee or (iii) abstain. A majority means that the number of shares voted “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. Votes for and against a nominee’s election will count in the tabulations of votes cast on that nominee’s election. Abstentions and broker non-votes will not count on the tabulations of votes cast on a nominee’s election, will not be counted as a vote cast either “for” or “against” a nominee election and will therefore not affect the outcome of such vote.

In a contested election under our bylaws where the number of nominees for director exceeds the number of directors to be elected as of a date that is 14 days in advance of the date that the Company files its definitive proxy statement, each director shall be elected by a plurality of the votes cast, and votes may be cast in favor of the nominee or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast on a nominee’s election.

This election is uncontested.

Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and voting thereon. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Votes for and against this proposal and abstentions will count in the tabulations of votes cast on this proposal. Abstentions will be counted as votes cast on this proposal and will have the same effect as votes “against” this proposal. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, and therefore no broker non-votes are expected in connection with this proposal.

Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding on the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Votes may be cast for or against such proposal. Stockholders may also abstain from voting. Votes for and against this proposal and abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes will not be counted as votes cast on this proposal and will have no effect on the voting results.

Proposal 4: Approval for the Amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate Class B Common Stock and Class C Common Stock classes

The approval to amend the Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common Stock and Class C Common Stock, which classes of common stock have no shares issued and outstanding, requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock. Votes may be cast for or against such an amendment. Stockholders may also abstain from voting. Abstentions and broker non-votes will have the same effect as votes “against” this proposal.

Nexstar Media Group, Inc.	3	2022 Proxy Statement

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Our bylaws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2022, 2023 and 2024, respectively. At the annual meeting, all of our Class I Directors are up for election.

The Board of Directors has nominated Ms. Bernadette S. Aulestia, Mr. Dennis J. FitzSimons, Mr. C. Thomas McMillen, and Ms. Lisbeth McNabb as nominees for election as our Class I Directors. Once elected, each of our Class I Directors’ terms will expire on the date of our 2025 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as Class I Directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Ms. Bernadette S. Aulestia, Mr. Dennis FitzSimons, Mr. C. Thomas McMillen, and Ms. Lisbeth McNabb to the Board of Directors.

Nexstar Media Group, Inc.	4	2022 Proxy Statement

Proposal 1 - Election of Directors

CLASS I DIRECTOR NOMINEES
Principal Occupation and Selected Business Experience

Bernadette S. Aulestia

Chief Revenue & Growth Officer of Callisto Media and Former President, Global Distribution at HBO

Age:  49

Board Tenure:  1 year

Independent Director

Nexstar Board Committee: Compensation

Other Current Public Company Boards:
Denny’s Corporation

Ms. Aulestia was appointed a member of the Board of Directors of Nexstar in January 2021 and serves on the Compensation Committee.

Ms. Aulestia has served since March 2022 as Chief Revenue and Growth Officer of Callisto Media (private), a technology and media company which leverages audience data to create high-quality content at scale. From 2018 to 2019 Ms. Aulestia was President, Global Distribution and from 2015 to 2018 was Executive Vice President, Global Distribution at HBO, the premium programming subsidiary of WarnerMedia.  Prior to that, she was Executive Vice President, Domestic Network & Digital Distribution at HBO from 2013 – 2015 and Senior Vice President, Domestic Network & Digital Distribution at HBO from 2009 – 2013. Prior to HBO, Ms. Aulestia held positions at Univision Communications, Turner Broadcasting Systems and Kidder Peabody.

Ms. Aulestia currently serves on the board of directors and on the compensation and incentives committee of the board of directors of Denny's Corporation (NASDAQ: DENN), the franchisor and operator of one of America's largest full-service restaurant chains, and Candoo Tech (private), a monthly subscription-based technical customer support service for aging adults and planned communities.

Ms. Aulestia’s qualifications to serve on Nexstar’s Board of Directors include her extensive experience as an operating executive in content and digital businesses which enables her to provide valuable advice on strategic and business matters as it relates to the Company’s own content and digital operations and growth plans.

Nexstar Media Group, Inc.	5	2022 Proxy Statement

Proposal 1 - Election of Directors

CLASS I DIRECTOR NOMINEES
Principal Occupation and Selected Business Experience

Dennis J. FitzSimons

Chairman of Robert R. McCormick Foundation and Former Chief Executive Officer of Tribune Company

Age:  71

Board Tenure:  5 years

Independent Director

Nexstar Board Committee(s):  Audit

Other Current Public Company Boards:
None

Mr. FitzSimons was appointed a member of the Board of Directors of Nexstar in January 2017 and serves on the Audit Committee.

Mr. FitzSimons currently serves as Chairman of the Robert R. McCormick Foundation (non-profit), a charitable organization with extensive assets where he has held his position since 2004. Concurrent with and prior to that, Mr. FitzSimons spent 25 years with the Tribune Company, a predecessor company of Tribune Media Company which Nexstar acquired in 2019, most recently serving as the Chief Executive Officer and board member of Tribune Company from 2003 to 2007 and as Chairman of the board of directors from 2004 to 2007.

From 2009 until January 2017, Mr. Fitzsimons served on the board of directors of Media General, Inc. (“Media General”) (formerly public), which Nexstar acquired in 2017, as Chairman of Media General’s compensation committee and a member of the audit committee. He also served on the board of directors of Time, Inc. (formerly public) from 2014 until its sale to Meredith Corporation in January 2018 and was a member of the audit committee and the compensation committee.

Mr. FitzSimons’ qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Executive Officer of a publicly traded company in the broadcast industry, as well as a member of the audit committee and compensation committee of several publicly traded companies. His service on the boards of public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Nexstar Media Group, Inc.	6	2022 Proxy Statement

Proposal 1 - Election of Directors

CLASS I DIRECTOR NOMINEES
Principal Occupation and Selected Business Experience

C. Thomas McMillen

President and Chief Executive Officer of LEAD1

Age:  69

Board Tenure:  7 years

Independent Director

Nexstar Board Committee: Nominating and Corporate Governance

Other Current Public Company Boards:
None

Mr. McMillen was appointed a member of the Board of Directors of Nexstar in July 2014 and serves on the Nominating and Corporate Governance Committee.

Mr. McMillen currently serves as the President and Chief Executive Officer of the LEAD1 Association (formerly the DIA Athletic Directors Association). He previously served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and as its President from July 2011 to February 2014. From May 2013 to May 2016, Mr. McMillen served as an independent director of RCS Capital Corporation.

From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland.

Mr. McMillen’s qualifications to serve on Nexstar’s Board of Directors include his over 28 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

Nexstar Media Group, Inc.	7	2022 Proxy Statement

Proposal 1 - Election of Directors

CLASS I DIRECTOR NOMINEES
Principal Occupation and Selected Business Experience

Lisbeth McNabb

Former Chief Financial Officer and Chief Operating Officer of Linux Foundation

Age:  61

Board Tenure:  16 years

Independent Director

Nexstar Board Committee: Audit

Other Current Public Company Boards:
NeoGames

Ms. McNabb was appointed a member of the Board of Directors of Nexstar in May 2006, serves on the Audit Committee and was the former Audit Committee Chairperson.

Ms. McNabb served as the Chief Financial Officer and Chief Operating Officer of Linux Foundation, an open-source technology consortium, from 2018 to 2020. In 2017, Ms. McNabb was interim Chief Financial Officer for Illuminate Education and from 2012 to 2015 was Founder of DigiWorksCorp, a digital and data analytics SaaS company for retail and enterprise companies. Prior to that, she held positions with w2wlink, Match, Sodexo, PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase.

Ms. McNabb is also an independent director, chair of audit, member of the nominating and governance and compensation committees of NeoGames (NASDAQ: NGMS), a global provider of iLottery solutions for national and state-regulated lotteries, and an independent director and chair of the audit committee of Acronis (private), a global leader in cybersecurity and data protection. Previously Ms. McNabb served as a director and chair of the audit committee and on the compensation committee of Tandy Brands (public). She also previously served on the advisory board of American Airlines.

Ms. McNab’s qualifications to serve on Nexstar’s Board of Directors include her leadership skills in entrepreneurial and executive roles in media, digital and technology companies. She is an expert at driving finance, strategy, operations, data analytics and revenue strategies at the high growth scaling inflection stage.

Nexstar Media Group, Inc.	8	2022 Proxy Statement

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2022 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

Nexstar Media Group, Inc.	9	2022 Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking stockholders to cast an advisory, non-binding vote to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and will consider the outcome of the vote, along with other relevant factors, when making future compensation decisions. Following the results of the stockholder advisory vote on the frequency of executive compensation voting at the 2017 annual meeting, the Company’s Board of Directors has approved the Company holding the stockholder advisory vote on the compensation of the Company’s Named Executive Officers annually until the next vote on the frequency of the advisory vote on executive compensation. The next advisory vote on frequency will occur at our 2023 annual meeting.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded to Company executives, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

Nexstar Media Group, Inc.	10	2022 Proxy Statement

PROPOSAL 4

APPROVAL FOR THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Subject to approval by the stockholders, our Board of Directors has approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the Company’s Class B Common Stock and Class C Common Stock classes. As of [●], 2022, Nexstar had approximately [●] million shares of Class A Common Stock outstanding and no shares of Class B Common Stock or Class C Common Stock outstanding. There are no shares of Class B Common Stock and Class C Common Stock registered under the Securities Act of 1933, as amended, or the Exchange Act. Nexstar’s Class A Common Stock has been the only class of shares outstanding since 2013.

The Board of Directors believes that the proposed plan to amend the Company’s Amended and Restated Certificate of Incorporation to eliminate the Class B Common Stock and Class C Common Stock will benefit its stockholders. The Board of Directors believes it is not necessary for the Company to have these two classes of common stock since (i) no share of these classes is outstanding and (ii) the Company does not intend to issue any shares thereunder. The Board of Directors recommends that the stockholders vote FOR this proposal.

Nexstar Media Group, Inc.	11	2022 Proxy Statement

DIRECTORS

The current directors of the Company are:

Name	Nexstar Position	Class I Directors	Class II Directors	Class III Directors
Perry A. Sook	Chairman and Chief Executive Officer			✔
Geoff Armstrong	Independent Director			✔
Bernadette S. Aulestia	Independent Director	✔
Dennis J. FitzSimons	Independent Director	✔
Jay M. Grossman	Independent Director			✔
C. Thomas McMillen	Independent Director	✔
Lisbeth McNabb	Independent Director	✔
Dennis A. Miller	Independent Director		✔
John R. Muse	Independent Director		✔
I. Martin Pompadur	Independent Director		✔

DIRECTORS
Principal Occupation and Selected Business Experience
Perry A. Sook Chairman and Chief Executive Officer of Nexstar Media Group, Inc. Age: 64 Board Tenure: 26 years Chairman Nexstar Board Committee: None Other Current Public Company Boards: None

Perry A. Sook has served as the Chairman and Chief Executive Officer of Nexstar since its inception in 1996.

Mr. Sook currently serves as Chairman of The Ohio University Foundation Board of Trustees (non-profit), on the Board of Directors of Broadcast Music, Inc. (non-profit), the Broadcasters Foundation of America (non-profit), the Television Bureau of Advertising (non-profit) and as the Television Chairman for the National Association of Broadcasters (non-profit).

Mr. Sook’s qualifications to serve on Nexstar’s Board of Directors include his demonstrated leadership skills and extensive operating executive experience in building Nexstar from its founding to $4.6BN of net revenue in 2021. He is highly experienced in driving operational excellence, innovating new strategies and attaining financial objectives under a variety of economic and competitive conditions.

Nexstar Media Group, Inc.	12	2022 Proxy Statement

Directors

DIRECTORS
Principal Occupation and Selected Business Experience

Geoff Armstrong
Chief Executive Officer of 310 Partners and Former Chief Financial Officer of AMFM

Age:  64

Board Tenure:  18 years

Independent Director

Nexstar Board Committee:
Chairman of Audit

Other Current Public Company Boards:
Urban One, Inc.

Geoff Armstrong was appointed a member of the Board of Directors of Nexstar in November 2003, serves as the Chairman of the Audit Committee and was the former Chairman of the Compensation Committee and as the Chairman of the Audit Committee prior to Ms. McNabb’s tenure as Audit Committee Chairperson.

Mr. Armstrong currently serves as Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, an NYSE publicly traded company. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Prior to that, Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer and a director until the company was sold in 1998 to AMFM.

Mr. Armstrong currently serves as the chairman of the audit committee of Urban One, Inc. (NASDAQ: UONE) and previously served as board member and chairman of the audit committee of Urban One, Inc. from June 2001 and May 2002, respectively, through November 2020.

Mr. Armstrong’s qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Financial and Chief Operating Officer in the broadcast and communications industry, as well as a board member of several publicly traded companies. His service on the boards of other public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Bernadette S. Aulestia	Biographical information for Ms. Aulestia can be found under “Proposal 1 – Election of Class I Directors.”

Dennis J. FitzSimons	Biographical information for Mr. FitzSimons can be found under “Proposal 1 – Election of Class I Directors.”

Nexstar Media Group, Inc.	13	2022 Proxy Statement

Directors

DIRECTORS
Principal Occupation and Selected Business Experience

Jay M. Grossman
Managing Partner and Co-Chief
Executive Officer of ABRY Partners, LLC

Age:  62

Board Tenure:  25 years

Independent Director

Nexstar Board Committee:
Compensation

Other Current Public Company Boards:
None

Jay M. Grossman was appointed a member of the Board of Directors of Nexstar in 1997 and serves on the Compensation Committee.

Mr. Grossman currently serves as Managing Partner and Co-Chief Executive Officer at ABRY Partners, LLC (“ABRY”), a private equity fund focused on media, communications, business and information services, which he joined in 1996.  ABRY helped found Nexstar alongside Perry Sook in 1996 and fully exited its ownership position in the Company in 2013.

Mr. Grossman has served on the board of directors of a wide variety of companies including Atlantic Broadband, Caprock Communications, Consolidated Theaters, Cyrus One Networks, Donuts, Executive Health Resources, Grande Communications, Hosted Solutions, Monitronics International, Q9 Networks, RCN Telecom Services, Sidera Networks and WideOpenWest Holdings.

Mr. Grossman’s qualifications to serve on Nexstar’s Board of Directors include his long-term experience with Nexstar and his extensive experience in investing in media and communications companies enabling him to provide meaningful insight and guidance to the Company and the Board as Nexstar executes on its growth plan.

C. Thomas McMillen	Biographical information for Mr. McMillen can be found under “Proposal 1 – Election of Class I Directors.”

Lisbeth McNabb	Biographical information for Ms. McNabb can be found under “Proposal 1 – Election of Class I Directors.”

Nexstar Media Group, Inc.	14	2022 Proxy Statement

Directors

DIRECTORS
Principal Occupation and Selected Business Experience
Dennis A. Miller Chairman of Industrial Media and Investor Age: 64 Board Tenure: 8 years Independent Director Nexstar Board Committee: Chairman of Compensation Other Current Public Company Boards: None

Dennis A. Miller was appointed a member of the Board of Directors of Nexstar in February 2014 and serves as the Chairman of the Compensation Committee.

Mr. Miller currently serves as the Chairman of Industrial Media, an independent production group which companies produce over 63 shows across 32 networks annually including “American Idol”, “So You Think You Can Dance”, and the “90 Day Fiancé” franchise as well as launching the music careers of platinum artists including Kelly Clarkson, Carrie Underwood, Daughtry, Phillip Phillips, Lauren Alaina and Maddie Poppe, which he joined in 2017. In March 2022, Industrial Media announced the sale of the company to Sony Pictures Television and Mr. Miller will step down as Chairman of Industrial Media upon closing.

Prior to joining Industrial Media, Mr. Miller held senior executive positions at TV Guide Network, Turner Network Television, Sony Pictures and Lionsgate Television and acted as a venture capitalist investing in companies such as College Sports Television, TVONE, Capital IQ and K-12. More recently he was a General Partner in Spark Capital, whose investments include companies such as Twitter, Tumblr, Adaptv, Wayfair, Square, Slack, Cruise and Oculus Rift.

Mr. Miller’s qualifications to serve on Nexstar’s Board of Directors include his extensive experience and executive roles in media and communications companies.

John R. Muse
Investor and Former Board Member of Media General

Age:  71

Board Tenure:  5 years

Independent Director

Nexstar Board Committee:
Nominating and Corporate Governance

Other Current Public Company Boards:
None

John R. Muse was appointed a member of the Board of Directors of Nexstar in January 2017 and serves on the Nominating and Corporate Governance Committee.

Mr. Muse has over 25 years of experience in private equity and is currently the chairman of the board of directors of Lucchese, Inc. (private), a boot company, and Free Flow Wines (private), a leading packaging and logistics company serving the wine on tap segment. He is also on the board of directors of CSM Bakery Solutions (private) and from 2014 until January 2017, served on the board of directors of Media General (formerly public), which Nexstar acquired in 2017.

Mr. Muse’s qualifications to serve on Nexstar’s Board of Directors include his investing, financial and leadership skills in entrepreneurial and executive roles in a wide range of industries in which he has invested directly and indirectly.

Nexstar Media Group, Inc.	15	2022 Proxy Statement

Directors

DIRECTORS
Principal Occupation and Selected Business Experience

I. Martin Pompadur
Former News Corporation Executive

Age:  86

Board Tenure:  18 years

Independent Director

Nexstar Board Committee:
Chairman of Nominating and Corporate Governance

Other Current Public Company Boards:
Chicken Soup for the Soul Entertainment, Troika Media Group, Golden Falcon Acquisition Corp.

I. Martin Pompadur was appointed a member of the Board of Directors of Nexstar in November 2003 and serves as the Chairman of the Nominating and Corporate Governance Committee.

Mr. Pompadur served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Prior to that from 1998 through 2008, Mr. Pompadur worked for News Corporation in a variety of positions including Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe, as a member of News Corporation’s Executive Management Committee and as Chairman of News Corp. Europe.

Mr. Pompadur currently serves as a member of the board of directors of Chicken Soup for the Soul Entertainment (NASDAQ: CSSE), Director of Troika Media Group, Inc. (NASDAQ:  TRKA), Director of Golden Falcon Acquisition Corp. (NYSE:  GFX), Chairman of Metan Global Entertainment (private), and Director of RP Coffee Ventures (private). Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited, Linkshare Corporation and Truli Media Group.

Mr. Pompadur’s qualifications to serve on Nexstar’s Board of Directors include his extensive expertise in the media industry and his ability to offer a broad international perspective on issues considered by Nexstar’s Board of Directors.

Nexstar Media Group, Inc.	16	2022 Proxy Statement

Directors

Board Composition

The following provides information regarding the members of our Board, including certain types of knowledge, skills, business experiences, attributes or self-identified specific diversity possessed by one or more of our directors which our Board believes are relevant to our business and industry. The table below does not encompass all of the knowledge, skills, business experiences or attributes of our directors, and the fact that a particular knowledge, skill, business experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, business experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill, business experience listed below may vary among the members of the Board. The information has been collected from each of our board members and they have voluntarily self-identified their gender and demographic background.

	Sook	Armstrong	Aulestia	FitzSimons	Grossman	McMillen	McNabb	Miller	Muse	Pompadur
Knowledge, Skills and Experience
Public Company Board Experience	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Capital Market	✔	✔				✔	✔	✔	✔	✔
Risk Management	✔	✔		✔			✔		✔	✔
Accounting	✔	✔					✔		✔
Corporate Governance/Ethics	✔	✔		✔		✔	✔	✔	✔	✔
Legal/Regulatory	✔	✔					✔	✔		✔
Human Resources/Compensation	✔	✔		✔			✔	✔	✔	✔
Executive Experience	✔	✔	✔	✔	✔	✔	✔	✔		✔
Operations Experience	✔	✔	✔	✔			✔	✔		✔
Brand Marketing	✔		✔							✔
Strategic Planning/Oversight	✔		✔	✔			✔	✔	✔	✔
Digital/Technology	✔	✔	✔				✔	✔
Mergers and Acquisitions	✔	✔		✔	✔	✔	✔	✔	✔	✔
Media/Broadcast	✔	✔	✔	✔	✔		✔	✔	✔	✔
Academic/Education	✔	✔					✔	✔
Board Tenure
Years of Service	26	18	1	5	25	7	16	8	5	18
Age	64	64	49	71	62	69	61	64	71	86

Board Diversity Matrix (As of [•], 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Number of Directors who identify in Any of the Categories Below:
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—
White or Caucasian	—	9	—	—
Two or More Races or Ethnicities	—	—	—
LGBTQ+	—
Did not Disclose Demographic Background	—

Nexstar Media Group, Inc.	17	2022 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong		Chairperson
Bernadette S. Aulestia	✔
Dennis J. FitzSimons		✔
Jay Grossman	✔
C. Thomas McMillen			✔
Lisbeth McNabb		✔
Dennis A. Miller	Chairperson
John R. Muse			✔
I. Martin Pompadur			Chairperson

Compensation Committee

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock-based compensation plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee makes decisions about the compensation of the Chief Executive Officer and has the authority to review and approve the compensation policies for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide long-term incentives for future performance that aligns stockholder interests and executive rewards.

The Compensation Committee met twice during 2021. The Compensation Committee also passed a number of resolutions in lieu of holding meetings during 2021. The Compensation Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our website at www.nexstar.tv. The information contained on or accessible through our website does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met four times during 2021. All three members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Mr. Geoff Armstrong, who served as Chair of the Audit Committee since October 20, 2020, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Audit Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our website at www.nexstar.tv. The information contained on or accessible through our website does not constitute a part of this Proxy Statement. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nexstar Media Group, Inc.	18	2022 Proxy Statement

Corporate Governance

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our website at www.nexstar.tv. The information contained on or accessible through our website does not constitute a part of this Proxy Statement. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Nominating and Corporate Governance Committee met once during 2021 because all material committee issues were discussed by the full Board of Directors during executive sessions. Our Nominating and Corporate Governance Committee will consider stockholder nominees for the Board of Directors (see “Stockholder Proposals for the 2023 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2021, the full Board of Directors met five times. As summarized in the table below, each incumbent director attended 100% of the total number of meetings of the Company’s Board of Directors and committees of the Board of Directors on which they serve.

	Meetings Attended
	Full Board	Compensation Committee(1)	Audit Committee(2)	Nominating and Corporate Governance Committee(3)	Total	Overall Attendance
Perry A. Sook	5				5	100%
Geoff Armstrong	5		4		9	100%
Bernadette S. Aulestia	5	2			7	100%
Jay M. Grossman	5	2			7	100%
Dennis A. Miller	5	2			7	100%
John R. Muse	5			1	6	100%
I. Martin Pompadur	5			1	6	100%
Dennis J. FitzSimons	5		4		9	100%
C. Thomas McMillen	5			1	6	100%
Lisbeth McNabb	5		4		9	100%
(1)	The Compensation Committee met twice during 2021.
(2)	The Audit Committee met four times during 2021.
(3)	The Nominating and Corporate Governance Committee met once during 2021 but its functions were performed through written consents in lieu of a meeting or meetings held by the full Board of Directors.

Nexstar Media Group, Inc.	19	2022 Proxy Statement

Corporate Governance

The Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders because fewer than ten non-management stockholders attended our 2021 Annual Meeting of Stockholders in virtual-only format. Mr. Sook attended and presided over the 2021 virtual Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee determines the minimum qualifications that Director nominees must possess based on the composition, size and needs of the Board of Directors. The Nominating and Corporate Governance Committee also determines the qualifications and skills required to fill a vacancy or a newly created directorship to complement the existing qualifications and skills, as a vacancy or need for a new directorship arises. The nomination procedures include the review of stockholder nominations for candidacy to the Board of Directors. If it is determined that an additional nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt an additional nominating policy.

The Nominating and Corporate Governance Committee reviews the succession planning with the Compensation Committee, reviews of the desirability of term limits of the Board of Directors and establishment of guidelines for removal of directors.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity (as set forth above) with the addition of each new nominee.

Under the rules and regulations of the NASDAQ Stock Market, we are required to maintain a majority of independent Directors on the Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors. Our Board of Directors meets these standards.

2022 Stockholder Outreach

In the first quarter of 2022, members of senior management, with support from JCIR, a third-party consultant, targeted the Company’s top 24 non-affiliated institutional investors to discuss the Company’s ongoing corporate governance, social responsibility and environmental activities (hereinafter collectively referred to as “ESG”) as well as any other issues important to stockholders. The targeted 24 non-affiliated institutional investors had a combined voting authority of approximately 24.3 million shares, or approximately 59% of the voting shares of Nexstar as of December 31, 2021. Of the 24 institutional investors, conference calls were conducted with 15 who collectively held a combined voting authority of 15 million shares, or approximately 37% of the Company’s voting shares. The remaining nine institutional investors, who collectively held approximately 22% of the Company’s voting shares, either did not require ESG calls, did not respond to our invitations for an ESG call or do not engage with company management about ESG matters. Our President and Chief Operating Officer, Executive Vice President, General Counsel and Secretary and Executive Vice President and Chief Financial Officer participated in these conference calls and discussed matters on ESG and other corporate governance matters. The Chairperson of the Company’s Compensation Committee participated on calls with seven of the Company’s 15 largest institutional investors representing approximately 27% of Nexstar voting shares.

The majority of the investors commented positively on the opportunity to directly discuss with management the Company’s initiatives on ESG and other items of importance to them. Common themes expressed by the surveyed stockholders were an appreciation for the work of the Company’s executives related to capital allocation, operating performance of the Company and the returns generated for stockholders. The investors also provided positive feedback on our commitment to good governance.

Nexstar Media Group, Inc.	20	2022 Proxy Statement

Corporate Governance

Below is a summary of the recurring recommendations we received through our 2022 outreach involving ESG and our responses:

What We Heard from Stockholders During Our 2022 Outreach	Our Perspective / How We Responded
Appointment of a lead independent director; Separation of CEO and Chairperson roles

•     Our CEO is a top ten stockholder of the Company and his

      interests are aligned with our stockholders.

•     All Board members, except for the Chairperson are

      independent.

•     All members of our Board work well together and each

      member effectively interacts directly with our CEO and

      our management.

•     The Board's view is that a lead independent director

      would diminish the varying inputs that each director

      brings to the overall Board.

•     Senior management succession planning is in progress

      which will provide an opportunity to consider the

      separation of CEO and Chairperson roles in the

      future.

Diversification and refreshment of the Board

•     In January 2021, we expanded our Board to 10 members with

      the addition of Ms. Aulestia, who brings digital and media expertise to the Board and adds gender and ethnic diversity.

•     We anticipate that our Board will go through a refreshment process in the future which will provide an opportunity to increase the diversity of our Board composition in terms of age, gender and ethnicity.

Enhance stockholder rights by considering declassification of the Board, the addition of either the right to act by written consent, the right to call for a special meeting or the right to proxy process

• As part of our future Board refreshment process, the Board will consider a declassification of the Board among other stockholder rights.
Company should adopt an ESG framework guided by established sustainability standards and expand disclosures of ESG matters in the proxy statement

•     We are in process of adopting an ESG framework and

      reporting using the Sustainability Accounting Standards

      Board (“SASB”) as our baseline to establish performance

      criteria that are salient to us and that support our

      long-term strategy.

•     We have expanded our “Corporate Social Responsibility"

      disclosures below for new and ongoing initiatives.

•     We have expanded our disclosures of our Board’s skills,

      experiences, and attributes, including diversity, in the

      “Board of Directors Matrix” section above.

•     Concurrent with this filing, we have made available

      2020 EEO-1 data and will make available the 2021 EEO-1

      data on our website regarding our employee composition

      when it is available later this spring/summer.

Nexstar Media Group, Inc.	21	2022 Proxy Statement

Corporate Governance

What We Heard from Stockholders During Our 2022 Outreach	Our Perspective / How We Responded
Increase the total stockholder return performance period of restricted stock units from two years to three years

•     The Company’s two-year stockholder return performance

      period is based on the country's two-year election cycle.

      The Company generates significant revenue from political

      advertising in even-years in which elections are typically conducted which positively impacts the Company’s profitability.

      If the performance period were extended to three from two

      years, the incentive period may include two election years or two non-election years which would not be aligned with

      the financial cycle of the Company.

Add a clawback policy to recall executive compensation resulting from a termination with a cause

•     The Company intends to comply with any clawback rules

      adopted by the SEC in connection with the Dodd-Frank

      Wall Street Reform and Consumer Protection Act of 2010.

      The SEC reopened the comment period for its proposed

      clawback rules in October 2021.

Board of Directors Leadership Structure

The Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. The Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

All of the Company’s directors, except for the Chairman, are independent. The Board of Directors has not found the need to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent directors do not wish to place one individual between themselves and the Chairman of the Board and Chief Executive Officer and other management as they believe this will diminish their active engagement. The independent Directors have repeatedly demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions. Under NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Mses. Aulestia and McNabb.

Nexstar Media Group, Inc.	22	2022 Proxy Statement

Corporate Governance

Risk Oversight

The Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. Through the Compensation Committee, the Board of Directors manages potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors in conjunction with senior management, manages the Company’s cyber-security and data risks (including privacy and storage risks) and is involved in managing operational risk through Enterprise Risk Management via quarterly reporting from various departments and disciplines within Company management and the evaluation of potential station or other business acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

The Company uses computers in substantially all aspects of its business operations. Its revenues are increasingly dependent on digital products. Such use exposes the Company to potential cyber incidents resulting from deliberate attacks or unintentional events. It is not uncommon for a company such as ours to be subjected to continuous attempted cyber-attacks or other malicious efforts to cause a cyber incident. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. The changes in our work environment as a result of the COVID-19 pandemic could also impact the security of our systems, as well as our ability to protect against attacks and detect and respond to them quickly. The rapid adoption of some third-party services designed to enable the transition to a remote workforce also may introduce security risk that is not fully mitigated prior to the use of these services. We may also be subject to increased cyber-attacks, such as phishing attacks by threat actors using the attention placed on the pandemic as a method for targeting our personnel. We may face additional cyber-attacks as threat actors use supply chain or third-party attacks as a method for penetrating our computer systems. The results of these incidents could include, but are not limited to, loss of data, business interruption, disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, need to pay ransom, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. The Company’s Cybersecurity Committee helps mitigate cybersecurity risks. The role of the Cybersecurity Committee is to oversee cyber risk assessments, monitor applicable key risk indicators, review cybersecurity training procedures, establish cybersecurity policies and procedures, and to invest in and implement enhancements to the Company’s cybersecurity infrastructure. Investments over the past year included enhancements to monitoring systems, firewalls, and intrusion detection systems.

Nexstar Media Group, Inc.	23	2022 Proxy Statement

Corporate Governance

Corporate Social Responsibility

We strive to make a positive impact on our stakeholders, the environment, and our communities. We recognize that behaving ethically and responsibly as a company, an employer, and a business partner is fundamental to our long-term success. We also seek to further enhance the Company’s efforts on environmental, social and governance issues in a manner that is consistent with our commitment to ensuring long-term sustainable stockholder value and delivering exceptional service to our communities.

Our Board of Directors, through its Committees, evaluates and oversees risk areas related to ESG. This includes the Company’s overall Corporate Social Responsibility reporting as well as development of policies and programs needed to achieve short-term and long-term objectives. In 2020 and 2021, the Company pursued various new and ongoing initiatives related to community involvement, human capital management, (including its launch of the Diversity & Inclusion Council and Mentorship Program), as well as efforts to reduce energy consumption.

From our founding, Nexstar’s mission has been to provide trustworthy, unbiased journalism while upholding the principles of localism and diversity. Our television stations have been, are and will remain local service businesses dedicated to enriching our communities through multiple platforms of news and entertainment, successful marketing solutions and most importantly through active engagement, sponsorship and community participation. We understand that operating a media business is, in many ways, a form of public trust, and that we must be responsible and accountable stewards of it. To that end, we have adopted policies and procedures to promote ethical practices, fairness, and transparency in the conduct of our business and to demonstrate our commitment to sound ESG principles. We are in the process of aligning our ESG efforts with the framework of the Sustainability Accounting Standards Board (SASB), a market standard for investor-focused sustainability disclosure, both for the purposes of focusing our ESG efforts and guiding our disclosure of our ESG performance.

At Nexstar, ESG is an ongoing mission. We are in the early stages of integrating ESG considerations into our media businesses and devoting the time, energy, and resources necessary to keep ESG at the forefront of our thinking. We have always and continue to firmly believe that ESG is good for business and good for Nexstar.

The components of our corporate social responsibility include the following:

Board Leadership Structure, Board Qualifications, Ethics, Risk Oversight, and Stockholder Outreach

Refer to separate sections under “CORPORATE GOVERNANCE.”

Journalistic Integrity

Nexstar prides itself in producing local and national news content that meets the highest standards of journalistic integrity. We aim to produce fact-based and unbiased content and believe that our high standards of journalistic integrity enable us to develop and maintain a trusted relationship with our audiences which keeps them engaged.

We and the journalists we employ have received many awards acknowledging our excellence in journalism. In 2021, these awards included 2 National Murrow Awards and 47 Regional Murrow Awards (Murrow awards recognize local and national news stories that uphold the Radio Television Digital News Association (“RTDNA”) Code of Ethics, demonstrate technical expertise and exemplify the importance and impact of journalism as a service to the community), 121 local Emmy Awards and 221 State Broadcasting Awards and 100 other awards including a Gracie Award (which recognizes achievement by women), Press Club awards, various public service awards and “best of” awards.

In addition, our national cable news network, NewsNation, was founded on the premise of creating an unbiased news network and has been recognized by media watchdog organizations for its trustworthiness and lack of bias. In January 2022, for example, AdFontes Media placed NewsNation in the middle, top portion of “The Media Bias Chart,” which indicates that NewsNation’s reporting is “Mostly Analysis or Mix of Fact Reporting and Analysis” and its bias is “Middle”. In March 2022, NewsGuard gave NewsNation a “Trust Score” of 100, the highest rating of any cable network. In March 2022, AllSides rated NewsNation’s online property as “Center” for media bias.

Nexstar Media Group, Inc.	24	2022 Proxy Statement

Corporate Governance

The Company has adopted a number of policies to help us in our mission to produce fact-based and unbiased content that adheres to the highest standards of journalistic integrity. These policies include guidelines around ensuring accuracy, news guidelines, involvement in politics, use of third-party video and requests for corrections/retractions.

Consumer Privacy

We respect our audience and customers by utilizing what we consider to be industry best practices to protect consumer privacy and personally identifiable information.

•	We restrict all first party collected data from the sale to third parties.
•

In the Company’s linear television operations, we believe there is minimal consumer risk because the audience data is considered industry standardized and accepted research and such advertising remains non-targeted and broadcast across the spectrum of the broadcast signal.

•

The Company’s digital operations are focused on the safety and security of the customer and consumer data, and providing its consumers and advertising clients with transparency and control over their data by providing a transparent privacy policy with specific detail on how it collects, shares and uses customer data. For example, the Company gives consumers information on their rights concerning their data such as how they can delete their cookies and or opt-out of interest-based advertising, as well as ways to contact the Company with questions or concerns in compliance with privacy laws.

Community Involvement

We embrace the communities in which we operate and pride ourselves on our community engagement.

•	Every station is tasked with serving its local community through service on non-profit boards, sponsorship of community organizations, promotion of giving and in many other ways.
•

Nexstar’s Founder’s Day of Caring occurs each year on the date of the Company’s founding, where station staff members receive paid time off for volunteer work in their communities. The choice of which organizations to support is made at the local level, and cover a wide range of organizations. In 2021, our Founder’s Day initiatives provided 15,198 hours of service in one day to the Company’s communities.

•	The Nexstar Charitable Foundation awards approximately $350,000 in grants each year to charitable and non-profit organizations serving the communities in which we operate.
•	Our stations partner with the Red Cross to solicit donations to assist victims affected by natural disasters in the communities we serve.
•

Nexstar’s “Remarkable Women” initiative celebrates local women who inspire, lead, and pave the way for other women to succeed. Each year’s winner is selected from a pool of nominees taken across each of Nexstar’s 116 markets, announced during an hour-long special program aired nationally on NewsNation and in each of Nexstar’s markets and awarded a $5,000 contribution from Nexstar to charitable organizations of her choice.

•

In January 2021, Nexstar announced a comprehensive multi-year partnership with Feeding America®, the nation’s largest domestic hunger relief organization, which included a commitment to donate $2 million in television air-time and financial support to the organization through 2023, encouraging employees to volunteer their time and effort to assist Feeding America and the commitment by the Nexstar Charitable Foundation to donate $50,000 annually through 2023 to support the organization.

Nexstar Media Group, Inc.	25	2022 Proxy Statement

Corporate Governance

Human Resource Management; Workforce Diversity, Equity, and Inclusion

Our guiding principle is to foster work environments that provide personal pride through job satisfaction and a balanced life.

•

We strive to treat our employees fairly and ethically; encouraging every individual’s contributions and personal growth. In addition, we seek to foster our employees’ well-being through safe work environments, open communications, company sponsored employee assistance programs, financial support to employees in times of natural disaster (e.g., hurricanes and tornados), and encouragement to participate in health initiatives. Examples of our actions include the following:

-	Nexstar established a company-wide minimum wage above federal and state requirements in 2019 and periodically reviews its minimum wage with increases occurring in 2021 and 2022.
-

As a response to the health crisis, in 2020 Nexstar offered its commission-oriented employees salary protections and did not reduce staffing through layoffs or furloughs or reduce wage/salary levels in the workforce.

-	Nexstar created the Nexstar Employee Assistance Fund in 2021 to help employees facing financial hardship following a natural disaster or unforeseen personal difficulties.
-	In 2022, Nexstar greatly enhanced the Company’s parental and short-term disability leave programs.
-

We broadly include management employees in equity awards. From 2017 – 2021, 63% of the equity awards were granted to management employees and non-employee directors other than our Named Executive Officers.

•	We seek to hire a diverse workforce that is representative of the communities we serve.
-

To help ensure accountability in making progress in our diversity goals, a portion of our managers’ bonuses are tied to diversity metrics in their markets. While we have not established specific quantitative diversity targets, each of the managers of our local markets are provided with demographic reports of the markets they serve for comparison to their employee base and are instructed to move towards aligning employee diversity with community diversity.

-

To help ensure a diverse pool of employee candidates, in accordance with FCC regulations, we widely publish job openings and conduct job fairs, scholarship and internship programs and other community events designed to inform the public about employment opportunities.

-

Nexstar works with a number of diversity-focused broadcasting professional organizations, including by participating in their conferences annually, in order to recruit new employees to the Company in furtherance of our goal of creating a more diverse workforce. These organizations and related conferences include the Asian American Journalists Association, the National Association of Black Journalists, the National Association of Hispanic Journalists and the NLGJA: The Association of LGBTQ Journalists. In addition, Nexstar works with specialty-focused broadcasting professional organizations to pursue new hire candidates, including the American Meteorological Society, Investigative Reporters & Editors, and the Radio Television Digital News Association.

-	In May 2021, we named Courtney Williams to the newly created position of Chief Diversity Officer responsible for leading the Company’s efforts to expand diversity in hiring, promotion and retention.

Nexstar Media Group, Inc.	26	2022 Proxy Statement

Corporate Governance

•

We value diversity and have made a commitment to creating a diverse, innovative and creative workforce to power our stations. We strive to foster a culture of diversity and inclusion, so all of our employees feel respected and no one feels discriminated against. We believe a diverse workforce fosters innovation and cultivates an environment of unique perspectives. We have established several internal committees and groups and undertaken a number of initiatives focused on furthering these objectives:

-

Nexstar Diversity, Equity and Inclusion Council is a working committee dedicated to creating a path toward a more diverse and inclusive workplace, where diverse talent can flourish and build a career. The Council is comprised of ten members, including employees of varying levels – Director through President – from throughout the Company, with membership changing periodically.

-

Nexstar Voices are employee resource groups for the demographics of Latinx (Lideres de Nexstar), Women (Ladies of Nexstar), African American (African American Trailblazers), Veterans (Veterans Network) and LGBTQ+ (Pride Nation) designed to bring together employees who share similar cultures, backgrounds, and/or interests, as well as those employees who wish to provide support to that group. Access to these groups is provided via the Company’s intranet and the groups typically meet monthly to share ideas, host guest speakers and participate in events.

-

Nexstar Mentorship Program is a 12-month professional development program designed to assist underrepresented employees in overcoming challenges in the workplace with inclusion and career development skills. The program pairs seasoned leaders with less experienced employees to help them develop specific skill sets and knowledge, and is designed to (i) create a more diverse mid-level and senior management team, (ii) grow the Company’s leaders of tomorrow, and (iii) motivate our employees to remain with the Company.

-	The Company also offers anti-harassment, diversity and bias training beyond that required by law.
•

We seek to measure the effectiveness of our human resource management and diversity initiatives. To that end, Nexstar has invested in new analytic software technology that we plan to roll out in the second half of 2022 to enable us to survey our organization to identify areas where we are doing well and areas of opportunity with respect to our human resource management and workforce diversity. In addition, we envision that the new technology will enable us to identify trends in hiring and terminations.

Nexstar Media Group, Inc.	27	2022 Proxy Statement

Corporate Governance

Employee Diversity

The table below reflects the demographics of most recent census of 12,641 total employees, including 180 management employees (vice presidents and above) as of December 31, 2021 in comparison to the national averages sourced from the 2020 United States Census Bureau population. As of December 31, 2021, approximately 41% and 26% of our employees and our management, respectively, were women; and approximately 26% and 13% of our employees and our management, respectively, were racially/ethnically diverse.

Concurrent with this filing, we have made available our 2020 EEO-1 data and will make available on our website the 2021 EEO-1 data regarding our employee composition when it is available later this spring/summer.

	Management	All Employees	National Average
Ethnicity:
African American	2.2%	10.9%	12.2%
American Indian	1.7%	0.4%	0.6%
Asian	1.1%	2.6%	5.60%
Hispanic	5.5%	9.2%	18.2%
Pacific Islander	1.1%	0.4%	0.2%
White or Caucasian	86.7%	73.9%	60.1%
Two or More	1.1%	2.0%	2.8%
Undisclosed	0.6%	0.6%	0.3%
	100.0%	100.0%	100.0%
Gender:
Female	26.1%	41.1%	50.8%
Male	73.9%	58.8%	49.2%
Wish to decline	—	0.1%	—
	100.0%	100.0%	100.0%

Employee Safety / COVID-19

We value our employees and are committed to providing a safe and healthy workplace. All employees are required to comply with our safety rules and are expected to actively contribute to making our company a safer place to work. In response to COVID-19, we implemented remote working for many of our employees. Our work locations developed and implemented their own plans for staffing during the pandemic, with a focus on reducing headcounts within our facilities to reduce the risk for those employees whose job functions could not be performed remotely, and in compliance with applicable state and local safety requirements and protocols. Currently, a majority of our workforce have returned to working in a facility under strong safety protocols. In allowing additional employees to return to our facilities, we considered and continue to consider guidance from the Centers for Disease Control, other health organizations, federal, state and local governmental authorities, and our customers, among others. We are committed to taking robust actions to help protect the health, safety and well-being of our employees, to support our suppliers and local communities, and to continue to serve our customers.

Environmental Improvements

The Company is committed to operating in an ecologically friendly manner. Nexstar is currently developing evaluation processes to more adequately track our current power consumption levels in order to thoughtfully map a plan for reducing our overall power consumption and increasing our use of sustainable power. Additionally, we regularly look for ways in which we can reduce our overall carbon footprint by becoming more efficient. Some of our current initiatives include replacing lighting and transmission equipment with more efficient equipment that consumes less power.

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Corporate Governance

Code of Ethics and Anti-Corruption Policy

The Board of Directors adopted a Code of Ethics that applies to our executive officers and Directors, and persons performing similar functions. The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promotes full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar, and promotes compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004, which is incorporated by reference into Nexstar’s Annual Report for the year ended December 31, 2021 on Form 10-K filed with the SEC on February 28, 2022. In October 2017, we adopted an Anti-Corruption Policy, which supplements our Code of Ethics and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

Compensation Committee Interlocks and Insider Participation

Each of Bernadette S. Aulestia, who was appointed as a member of the Board and Compensation Committee on January 27, 2021, Dennis A. Miller and Jay M. Grossman served on the Compensation Committee during 2021. Mr. Geoff Armstrong previously served on the Compensation Committee until his resignation from the Committee on January 27, 2021. During 2021, none of our Directors or executive officers serves, and we anticipate that no member of the Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors.

Policy on Insider Trading

In October 2017, our Board of Directors adopted an updated insider trading policy. Our insider trading policy, among other things, prohibits directors, officers and employees from trading or causing trading in the Company’s securities while in possession of material non-public information, subject to certain exceptions.

The insider trading policy prohibits directors, executive officers, employees in the accounting/finance department with a title of at least vice president, employees in the investor relations department that assist with the preparation of earnings releases, and members of the Disclosure Committee (collectively, “Covered Persons”) and their spouse and minor children, other persons living in their household and entities over which they exercises control from engaging in the following transactions: (i) the sale of any Company securities of the same class for at least six months after the purchase of such securities, (ii) short selling the Company’s securities, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in margin accounts or pledging Company securities as collateral for a loan and (v) hedging or monetization transactions or similar arrangements with respect to Company securities, in each case, without prior consent of the Company’s General Counsel or Chief Financial Officer. There are no hedging transactions that are specifically permitted.

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Corporate Governance

Stock Ownership Guidelines

Effective January 1, 2018, our Board of Directors adopted stock ownership guidelines for non-employee directors, Named Executive Officers and all other senior executives. Under this policy, (i) our Chief Executive Officer is required to own a sufficient amount of the Company’s common stock such that its value is 10 times his annual base salary, (ii) each of our other Named Executive Officers and other senior executives is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base salary, and (iii) each of our non-employee directors is required to own a sufficient amount of the Company’s common stock such that its value is three times of each of their annual base retainer. Because share prices fluctuate over time, the covered person’s salary or retainer will be divided by the highest share price over the prior 24-month period. Performance-based and time-based restricted stock units (whether vested or unvested) are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not) are not counted in the ownership calculation. The initial evaluation of compliance will be on the later of (i) January 15, 2023 for shares owned as of December 31, 2022 or (ii) the first January after such officer or director has been an officer or director for five (5) years. Thereafter, the compliance will be evaluated once per year for shares owned as of December 31 of the preceding year. The stock ownership guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our stockholders, executives and directors.

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COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. In 2021, each non-employee director received compensation of $80,000 for their services as a director. Each non-employee director also received compensation of $15,000, $10,000 and $10,000 for service in the Audit, Compensation and Nominating and Corporate Governance Committee, respectively. The chairs of each of Audit, Compensation and Nominating and Corporate Governance Committee Chairperson received additional compensation of $12,500, $10,000 and $7,500, respectively. Non-employee directors do not receive payments for their attendance at Board or Committee meetings. However, we continue to reimburse our directors for business related travel expenses.

2021 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our independent Directors during the year ended December 31, 2021:

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Geoff Armstrong	$107,500	$ —	$146,470	$253,970
Bernadette S. Aulestia	90,000	—	146,470	236,470
Dennis J. FitzSimons	95,000	—	146,470	241,470
Jay M. Grossman	90,000	—	146,470	236,470
C. Thomas McMillen	90,000	—	146,470	236,470
Lisbeth McNabb	95,000	—	146,470	241,470
Dennis A. Miller	100,000	—	146,470	246,470
John R. Muse	90,000	—	146,470	236,470
I. Martin Pompadur	97,500	—	146,470	243,970
(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2021 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The aggregate option awards outstanding and unvested stock awards for each director as of December 31, 2021 were as follows (in shares):

	Option Awards Outstanding		Unvested
	Vested	Unvested	Stock Awards
Geoff Armstrong	—	—	4,250
Bernadette S. Aulestia	—	—	1,000
Dennis J. FitzSimons	—	—	4,250
Jay M. Grossman	20,000	—	4,250
C. Thomas McMillen	10,000	—	4,250
Lisbeth McNabb	13,500	—	4,250
Dennis A. Miller	10,000	—	4,250
John R. Muse	21,578	—	4,250
I. Martin Pompadur	—	—	4,250

The above stock options are fully vested and expire ten years from the original date of grant. Stock awards, in the form of restricted stock units, vest over one and four years.

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EXECUTIVE OFFICERS

The current executive officers of the Company are:

Name	Age	Nexstar Position
Perry A. Sook	64	Chairman and Chief Executive Officer
Thomas E. Carter	63	President and Chief Operating Officer
Lee Ann Gliha	47	Executive Vice President and Chief Financial Officer
Andrew Alford	60	President, Broadcasting
Sean Compton	48	President, Networks
Dana Zimmer	52	President, Distribution
Karen A. Brophy	53	President, Digital
Brett Jenkins	51	Executive Vice President and Chief Technology Officer
Blake Russell	51	Executive Vice President, Station Operations
Elizabeth Ryder	57	Executive Vice President, General Counsel and Secretary
Gary Weitman	65	Executive Vice President and Chief Communications Officer

Perry A. Sook – biographical information for Mr. Sook can be found under “Directors.”

Thomas E. Carter was appointed President and Chief Operating Officer in September 2020. He joined Nexstar in the role of Executive Vice President and Chief Financial Officer in August of 2009. Mr. Carter is responsible for coordination of divisional operations, long term strategy and various corporate and administrative functions. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Lee Ann Gliha was appointed Executive Vice President and Chief Financial Officer since August 2021. Ms. Gliha oversees all financial aspects of the Company’s business, including internal and external financial reporting, internal audit, compliance and controls, investor relations, and treasury and capital markets functions, and has a prominent role in strategic planning, business development, and mergers and acquisitions. From April 2016 to July 2021, Ms. Gliha served as a Managing Director at Jefferies LLC (“Jefferies”). Prior to joining Jefferies, Ms. Gliha worked as an investment banker at Houlihan Lokey focused on the media and out-of-home entertainment sectors from 2008 to 2016 most recently as Managing Director. Before joining Houlihan Lokey, Ms. Gliha held a variety of positions of increasing responsibility in the banking and finance industry at companies such as UBS Investment Bank and Banc of America Securities. She also previously worked at Live Nation, Inc., where she served as Executive Vice President of Corporate Finance from 2006 to 2008 and was responsible for the company’s mergers and acquisitions, financing, and investor relations functions. Ms. Gliha is a member of the Board of Directors of the National Hot Rod Association.

Andrew Alford was appointed President, Broadcasting in June 2021. He is responsible for the long-term strategy and day-to-day operations of Nexstar’s television stations. Previously, Mr. Alford had served as a Senior Vice President and Regional Manager at Nexstar since August of 2017. Prior to that, Mr. Alford was Vice President and General Manager of WFLA-TV and WTTA-TV, Tampa’s NBC and MyNet affiliates and held that position since 2014. Before moving to Tampa, he served as Vice President of Sales for Media General, Vice President and General Manager of WTEN-TV, an ABC affiliate, in Albany, NY and WXXA-TV, a Fox affiliate, under a shared services and joint sales agreement. Prior to Albany, Mr. Alford spent a total of seven years at WGCL-TV in Atlanta, most recently as Vice President and General Manager. He has also served in broadcast management roles in the Orlando, FL, Syracuse, NY and Rochester, NY markets.

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Executive Officers

Sean Compton was appointed President, Networks in November 2020. He joined Nexstar Media Group, Inc. as the Executive Vice President of WGN America (now known as NewsNation), WGN Radio and Director of Content Acquisition in connection with the Company’s acquisition of Tribune Media Company in September 2019. He is responsible for the operations of NewsNation, WGN Radio, Antenna TV, Rewind TV and Nexstar programming acquisitions. Prior to joining Nexstar, Mr. Compton was President of Strategic Programming and Acquisitions for Tribune Company from 2008 to 2019 where he oversaw programming for 42 Tribune television stations and nationally distributed digital network Antenna TV. He also spent 16 years in radio at Clear Channel Radio & Premiere Radio Networks of which, he served as Vice President of programming for 10 years before joining Tribune.

Dana Zimmer was appointed President, Distribution in October 2021. Ms. Zimmer joined Nexstar in September 2019 as Executive Vice President, Chief Distribution and Strategy Officer in connection with the Company’s acquisition of Tribune Media Company. She oversees all distribution for the Company’s broadcast and television content portfolio to the cable, satellite, telco and digital media industries and network content deals with partners, Fox, CBS, NBC, ABC and CW. Prior to joining Nexstar, Ms. Zimmer was President of Distribution and Marketing for Tribune Media Company from 2013 to 2019 where she served a similar role. She was a former Executive Vice President of TV Networks Distribution for NBCUniversal from 2011 to 2013. Ms. Zimmer also served as Executive Vice President, Affiliate Sales and Marketing for Comcast Networks from 2005 through January 2011. Prior to joining Comcast, Ms. Zimmer played an integral role on the launch teams that spearheaded successful distribution efforts of YES Network and SportsNet New York. Ms. Zimmer also worked in affiliate sales for Fox Cable Networks and Discovery Communications.

Karen A. Brophy was appointed President, Digital in November 2020. Ms. Brophy is responsible for the long-term strategy and day-to-day operations of the Company’s digital operations including websites, mobile applications, programmatic sales and operations, data science, social media, sales and partnerships. Previously, she served as Senior Vice President of Nexstar Digital from February 2018 to October 2020. Before joining Nexstar in 2018, Ms. Brophy served as Senior Vice President of Strategy and Operations at Hearst Newspapers from June 2016 to December 2017 where she led key initiatives in video, audience development and business operations. Prior to that, Ms. Brophy was Vice President of Digital Product at Hearst where she led consumer product, engineering, content strategy and revenue partnerships from July 2010 to June 2016. Ms. Brophy has been a leader in the consumer product sector with prior roles at Yahoo!, Tribune, Spin Media, and the New York Times. Ms. Brophy also has extensive experience developing enterprise level digital publishing platforms for major media companies such as The Financial Times and Time Inc.

Brett Jenkins was appointed Executive Vice President and Chief Technology Officer in February 2018. Prior to that, he served as Nexstar’s Senior Vice President and Chief Technology Officer from January 2017 to January 2018. From December 2014 to January 2017, Mr. Jenkins served as Vice President and Chief Technology Officer at Media General, overseeing the company’s IT and engineering functions for both broadcast and digital businesses. Prior to Media General, he was Vice President Chief Technology Officer of LIN Media from 2011 to 2014. He also held technology positions at ION Media Networks and executive positions for Thales Broadcast & Multimedia and Thomson. Mr. Jenkins currently serves on the Board of the Advanced Television Systems Committee (ATSC), an international, non-profit organization that develops standards for digital television.

Blake Russell was appointed Executive Vice President, Station Operations in February 2018. Prior to that, he served as Nexstar’s Senior Vice President, Station Operations from November 2008 to January 2018 and has served as Nexstar’s Vice President Marketing and Operations from October 2007 to October 2008. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) stations in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as Nexstar’s Director of Marketing/Operations at KTAL (NBC) station in Shreveport, Louisiana from 2000 to 2003.

Elizabeth Ryder was appointed Executive Vice President, General Counsel and Secretary in January 2017. Prior to that, Ms. Ryder served as Nexstar’s Senior Vice President and General Counsel from November 2013 to January 2017 and served as Secretary since January 2013 and Vice President and General Counsel from May 2009 to November 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President – Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

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Executive Officers

Gary Weitman was appointed Executive Vice President and Chief Communications Officer in September 2019 in connection with the Company’s acquisition of Tribune Media Company. He also serves as the Chief Operating Officer for the Nexstar Media Foundation. Prior to this, Mr. Weitman was a Senior Vice President, Corporate Relations at Tribune Media Company from 2008 to 2019 and was Vice President, Corporate Communications from 2000 to 2008. Prior to his work with Tribune, Mr. Weitman was Executive Director, Corporate Communications at Allied Riser Communications Corp. From 1997 through 1999, he served as Senior Vice President, Media Relations at Hill and Knowlton, Inc., in Chicago. Earlier in his career, Mr. Weitman spent 15 years in broadcast journalism, holding positions of increasing responsibility at the CBS- and FOX-owned television stations in Chicago, IL from 1982 to 1997.

Nexstar Media Group, Inc.	34	2022 Proxy Statement

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of March 31, 2022 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) our Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of May 30, 2022 (60 days after March 31, 2022) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of March 31, 2022, there were no shares issued and outstanding of Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Number of Shares	Percentage
Beneficial Owners of More Than 5%:
Vanguard Group, Inc.(1)	3,653,139	9.0%
FMR LLC(2)	2,123,935	5.2%
Neuberger Berman Group, LLC(3)	2,085,124	5.1%
Current Directors:
Perry A. Sook(4)	1,595,738	3.9%
Geoff Armstrong(5)	13,375	*
Bernadette S. Aulestia(6)	1,000	*
Jay M. Grossman(7)	61,500	*
Dennis A. Miller(8)	14,250	*
John R. Muse(9)	25,603	*
I. Martin Pompadur(10)	14,375	*
Dennis J. FitzSimons(11)	17,277	*
C. Thomas McMillen(12)	16,000	*
Lisbeth McNabb(13)	17,175	*
Current Named Executive Officers:
Thomas E. Carter(14)	172,995	*
Lee Ann Gliha	—	—
Andrew Alford(15)	9,903	*
Sean Compton(16)	9,976	*
Dana Zimmer(17)	6,792	*
All current directors and executive officers as a group (20 persons)(18)	2,057,135	5.0%
(1)

Based on the Schedule 13G/A filed with the SEC by Vanguard Group, Inc. on February 10, 2022, (a) Vanguard Group, Inc. has the shared voting power with respect to 23,406 shares, the sole dispositive power with respect to 3,593,600 shares and the shared dispositive power with respect to 59,539 shares and (b) the address of Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA  19355.

(2)

Based on the Schedule 13G/A filed with the SEC by FMR LLC on February 9, 2022, (a) FMR LLC has the sole voting power with respect to 126,073 shares and the sole dispositive power with respect to 2,123,935 shares, (b) Abigail P. Johnson has the sole dispositive power with respect to 2,123,935 shares, (c) Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC, (d) members of the Johnson family, including Abigail P. Johnson, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC, (e) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company LLC ("FMR Co. LLC"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees and (f) the address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

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Beneficial Ownership of Nexstar Common Stock

(3)

Based on the Schedule 13G/A filed with the SEC by Neuberger Berman Group LLC on February 14, 2022, (a) each of Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC has the shared voting power with respect to 2,063,046 shares and the shared dispositive power with respect to 2,085,124 shares, (b) each of Neuberger Berman Equity Funds and Neuberger Berman Genesis Fund has the shared voting power and the shared dispositive power with respect to 1,346,026 shares, (c) Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of such securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients and (d)  the business address of Neuberger Berman Group, LLC is 1290 Avenue of the Americas New York, NY 10104.

(4)

Includes (i) 975,956 shares of common stock owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners, (ii) 419,782 shares of common stock that are directly owned by Mr. Sook, and (iii) 200,000 shares underlying options that are currently exercisable within 60 days of March 31, 2022.

(5)	Includes 11,750 shares of common stock directly owned by Mr. Armstrong and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.
(6)	Includes 1,000 shares of common stock underlying restricted stock units that will vest within 60 days of March 31, 2022.
(7)

Includes 39,875 shares of common stock directly owned by Mr. Grossman, 20,000 shares underlying options that are currently exercisable within 60 days of March 31, 2022 and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

(8)

Includes 2,625 shares of common stock directly owned by Mr. Miller, 10,000 shares underlying options that are currently exercisable within 60 days of March 31, 2022 and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

(9)

Includes 2,400 shares of common stock directly owned by Mr. Muse, 21,578 shares underlying options that were exercised in full by Mr. Muse within 60 days of March 31, 2022 and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

(10)	Includes 12,750 shares of common stock directly owned by Mr. Pompadur and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.
(11)	Includes 15,652 shares of common stock directly owned by Mr. FitzSimons and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.
(12)

Includes 4,375 shares of common stock directly owned by Mr. McMillen, 10,000 shares underlying options that are currently exercisable within 60 days of March 31, 2022 and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

(13)

Includes 2,050 shares of common stock directly owned by Ms. McNabb, 13,500 shares underlying options that are currently exercisable within 60 days of March 31, 2022 and 1,625 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

(14)

Includes 92,996 shares of common stock directly owned by Mr. Carter, 75,000 shares underlying options that are currently exercisable within 60 days of March 31, 2022 and 4,999 shares underlying restricted stock units that vested within 60 days of March 31, 2022. Mr. Carter was named President and Chief Operating Officer in September 2020, also performed the role of Chief Financial Officer in 2021 until Ms. Gliha joined Nexstar and was appointed Executive Vice President and Chief Financial Officer effective August 9, 2021.

(15)

Includes 6,403 shares of common stock directly owned by Mr. Alford and 3,500 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022. Mr. Alford was promoted to President of Nexstar’s Broadcasting division effective June 1, 2021, became a Named Executive Officer for fiscal year 2021, replacing Mr. Timothy Busch (former President of Broadcasting), who retired on May 31, 2021. Prior to Mr. Alford’s promotion, he was Senior Vice President and Regional Manager at Nexstar.

(16)

Includes 4,976 shares of common stock directly owned by Mr. Compton and 5,000 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022. Mr. Compton, President of Nexstar’s Networks division, became a Named Executive Officer for fiscal year 2021. Mr. Compton joined Nexstar in September 2019 as the Executive Vice President of WGN America (now NewsNation), WGN Radio and Director of Content Acquisition.

(17)

Includes 1,792 shares of common stock directly owned by Ms. Zimmer and 5,000 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022. Ms. Zimmer was promoted to President of Distribution in October 2021. Ms. Zimmer joined Nexstar in September 2019 as the Executive Vice President, Chief Distribution and Strategy Officer and became a Named Executive Officer in fiscal year 2020.

(18)

Includes with respect to all current directors and executive officers as a group 1,654,308 shares of common stock that may be deemed beneficially owned directly or indirectly, 350,078 shares underlying options that are currently exercisable or exercised within 60 days of March 31, 2022 and 52,749 shares underlying restricted stock units that vested or will vest within 60 days of March 31, 2022.

Nexstar Media Group, Inc.	36	2022 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2021, one Form 4 was filed on March 26, 2021 for Charles Thomas McMillen to report common stock he sold on March 22, 2021. In addition, an amended Form 4 was filed for Blake Russell on March 26, 2021 for Form 4 filed on March 23, 2022 to correct the number of his common stock held as of that date. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2021, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

Nexstar Media Group, Inc.	37	2022 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Media Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s equity incentive plans and approves grants under such equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2021 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders.

Respectfully submitted,

Dennis A. Miller, Chair
Bernadette S. Aulestia
Jay Grossman

Nexstar Media Group, Inc.	38	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION EXECUTIVE OVERVIEW

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our principal executive officer, our two executive officers who served as principal financial officer at any time in 2021, and three other most highly compensated executive officers during 2021 (collectively, our “Named Executed Officers” or “NEOs”). This section also describes the objectives, principles and policies underlying our executive compensation program for our Named Executive Officers, the compensation decisions we have made under that program, and the factors considered in making those decisions. Our Named Executive Officers for 2021 are:

Name	Title
Perry A. Sook	Chairman and Chief Executive Officer
Thomas E. Carter(1)	President and Chief Operating Officer
Lee Ann Gliha(1)	Executive Vice President and Chief Financial Officer
Andrew Alford(2)	President, Broadcasting
Sean Compton(3)	President, Networks
Dana Zimmer(4)	President, Distribution
(1)

Mr. Carter was named President and Chief Operating Officer in September 2020, also performed the role of Chief Financial Officer in 2021 until Ms. Gliha joined Nexstar and was appointed Executive Vice President and Chief Financial Officer effective August 9, 2021.

(2)

Mr. Alford was promoted to President of Nexstar’s Broadcasting division effective June 1, 2021, became a Named Executive Officer for fiscal year 2021, replacing Mr. Timothy Busch (former President of Broadcasting), who retired on May 31, 2021. Prior to Mr. Alford’s promotion, he was Senior Vice President and Regional Manager at Nexstar.

(3)

Mr. Compton, President of Nexstar’s Networks division, became a Named Executive Officer for fiscal year 2021. Mr. Compton joined Nexstar in September 2019 as the Executive Vice President of WGN America (now NewsNation), WGN Radio and Director of Content Acquisition.

(4)

Ms. Zimmer was promoted to President, Distribution in October 2021. Ms. Zimmer joined Nexstar in September 2019 as the Executive Vice President, Chief Distribution and Strategy Officer and became a Named Executive Officer in fiscal year 2020.

2021 and Long-Term Performance

Fiscal 2021 was a year of ongoing recovery from the business disruptions caused by the COVID-19 pandemic. Despite the continuing impact of the COVID-19 pandemic, we continued to adapt and focus on pursuing and achieving our operational objectives and building long-term value for our stockholders while also keeping our employees safe with strong protocols. During 2021, we delivered solid results across key financial performance metrics, as follows:

•	Net revenue of $4.648 billion in 2021 exceeded both our budgeted 2021 revenue and our 2020 revenue of $4.501 billion, by 2.3% and 3.3%, respectively.
•

Excluding political revenue and revenue of an unbudgeted digital acquisition in 2021, net revenue of $4.581 billion also exceeded both our budgeted 2021 revenue and our 2020 revenue of $3.994 billion, by 1.7% and 14.7%, respectively.

•

Income from operations and net income in 2021 of $1.175 billion and $830.4 million, respectively, were record non-election year performance. Fiscal 2021 net income also exceeded our 2020 net income of $808.1 million.

•

Adjusted EBITDA and Free Cash Flow in 2021 of $1.897 billion and $1.243 billion, respectively, were record non-election year performance and are substantially comparable to our 2020 Adjusted EBITDA and Free Cash Flow of $1.951 billion and $1.280 billion, respectively, considering fiscal 2020 benefited from political advertising revenue, a cyclical source of income.

•	Nexstar’s stock price increased by 38% from $109.19 as of December 31, 2020 to $150.98 as of December 31, 2021.

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Compensation Discussion and Analysis

Stockholder Say on Pay Vote

At our annual meeting of stockholders in June 2021, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2020 (“say-on-pay”). Approximately 77% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. Certain stockholders have provided feedback to us that the reason they were not supportive of the compensation of our Named Executive Officers was due to concerns around the structure of the Chief Executive Officer’s contract. At our annual meeting of stockholders in June 2020, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2019 (“say-on-pay”). Approximately 81% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers.

The continued support by our stockholders with respect to compensation of our Named Executive Officers in 2021 and 2020 was due to the stockholder outreach conducted by senior management in the first quarter of each year and actions taken by our senior management and the Compensation Committee (as discussed in more detail below). To further increase our stockholder approval percentage at the 2022 Annual Meeting, our Board of Directors and senior management carefully considered the results of the 2021 and prior years’ say-on-pay votes as well as the stockholder outreach in 2022 (discussed in more detail in section “2022 Stockholder Outreach” above) and prior years.

Actions Following Past Stockholder Votes on Named Executive Officer Compensation and Past Stockholder Outreach

•

Direct stockholder engagement on compensation. In May 2020, upon further consideration of past stockholder engagement and discussion process, and the outcome of the 2019 say-on-pay vote, the Compensation Committee committed to no longer approve NEO employment agreements which contractually require annual salary increases or specific guaranteed payments of any element of variable compensation for multiple years of a contractual period.

•

Increased use of performance-based stock awards. In 2021, approximately 57% of the stock awards to our Chief Executive officer are performance-based and 50% of the stock awards to each of our other Named Executive Officers, excluding President, COO, are performance-based. In 2021, our President, COO did not receive stock awards. In 2020 and 2019, approximately 57% of the stock award to our Chief Executive officer and 50% of the stock awards to three other Named Executive Officers were also performance-based compared to 2018, where 50% of the stock awards were performance-based, and 2017 where only time-based stock was awarded.

•

Broad inclusion of management employees and non-employee directors in equity awards. From 2017-2021, 63% of the equity awards granted were to management employees and other non-employee directors other than our Named Executive Officers.

•

Adopted a formulaic short-term incentive program. Beginning in fiscal year 2019, cash incentives for our Chief Executive Officer are based on a defined formula, with 75% of the incentive determined based on pre-established financial targets. Beginning in fiscal year 2021, 50% of cash incentives to our President and Chief Operating Officer is determined based on pre-established financial targets. The cash incentives for our three other Named Executive Officers are also based on defined formulas, with 50% to 75% of such cash incentives determined based on pre-established financial targets.

•

We have expanded our disclosures around performance-based compensation metrics in sections “Annual Cash Bonuses,” “Stock-Based Long-Term Incentive Compensation,” “2021 GRANTS OF PLAN-BASED AWARDS” “2021 OUTSTANDING EQUITY AWARDS AT YEAR-END” and “2021 OPTION EXERCISES AND VESTED STOCK AWARDS” below.

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Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;
•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

The following chart highlights several features of our compensation practices.

What we do:	What we don't do:
• Pay for performance and pay for sustained performance over multi-year performance periods	• Guaranteed increases to base salaries for employment contracts with NEOs that are executed after May 2020
• Establish challenging performance metrics	• Guaranteed bonuses
• Robust stock ownership guidelines for our CEO, our other executives, and our non-employee directors(1)	• Excessive perquisites
• Cap incentive payouts at a maximum percentage of target	• Payment of dividends on equity-based awards before vesting
• Evaluate officer compensation levels against a peer group of similarly situated media and broadcasting companies	• Gross-ups for severance or change of control payments
• Substantial percentage of pay at-risk	• Repricing of stock options without stockholder approval
• Utilize independent compensation consultant
• Policy prohibiting hedging transactions by directors, officers, other employees
• Policy prohibiting pledging transactions by directors, officers, other employees
(1)	For additional information on the Company’s stock ownership guidelines, refer to Stock Ownership Guidelines section under “CORPORATE GOVERNANCE” of this proxy.

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Compensation Discussion and Analysis

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including our Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to our Named Executive Officers and other executive officers.

The Compensation Committee has the authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to provide advice to and assist the Compensation Committee in designing and administering the structure and mechanics of the Company’s executive compensation program. Meridian also offers guidance to the Compensation Committee on other matters related to officer and director compensation and corporate governance.

Meridian reports directly and exclusively to the Compensation Committee and does not make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and, while the Compensation Committee generally reviews and considers information and recommendations provided by Meridian, the Compensation Committee has the final authority to make all compensation-related decisions. While Meridian generally works only with the Compensation Committee, the Compensation Committee retains the discretion to allow Meridian to work directly with management in preparing or reviewing materials for the Compensation Committee’s consideration.

During 2021, after taking into consideration the factors listed in Section IM-5605-5(d)(3)(D) of the NASDAQ Regulation Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2021.

Defining the Market—Benchmarking

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed or as frequently as significant changes in the peer group warrant. One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

For 2021, in making compensation decisions for our Named Executive Officers, the “peer group” is comprised of the following companies:

AMC Networks, Inc.	The Liberty Sirius XM Group
Cinemark Holdings, Inc.(1)	Meredith Corporation(3)
Clear Channel Outdoor Holdings, Inc.	Sinclair Broadcast Group, Inc.
Discovery, Inc.	Tegna, Inc.
The E.W. Scripps Company	Paramount Global(4)
Gray Television, Inc.	Fox Corporation
Gannett Co., Inc.(2)	iHeartMedia, Inc.
(1)	For compensation decisions beginning in 2022, the Compensation Committee removed Cinemark Holdings, Inc. from the peer group as the entity is no longer considered comparable to Nexstar.

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Compensation Discussion and Analysis

(2)	Gatehouse Media, Inc. acquired Gannett Co., Inc. in November 2019 and changed its name to Gannett Co., Inc.
(3)	On December 1, 2021, Meredith Corporation was acquired by Gray Television, Inc.
(4)	In February 2022, ViacomCBS changed its name to Paramount Global.

Compensation Risk Considerations

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk taking. As further explained below, we believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and administering our award structure, we and the Compensation Committee worked closely with its independent consultant to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We do not believe that our performance-based compensation encourages unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short- and long-term compensation.

Our compensation program includes the following features to prevent and safeguard against excessive risk taking:

•

Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

•	Our long-term equity compensation awards have performance or vesting periods, which encourage our executives to focus on the long-term performance of the Company and its stock price;
•

Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and our executives’ long-term best interests;

•	Our incentive compensation plans cap the maximum payout and have features that discourage excessive risk-taking;
•	Our Compensation Committee has an appropriate level of discretion to reduce payments under our short-term cash incentive program; and
•	Our hedging policy contains a general prohibition against hedging any Company securities.

We believe that our executive compensation program appropriately rewards our executive officers for sustained performance, without giving unnecessary weight to any one factor or type of compensation, and discourages excessive risk-taking. Our compensation structure is designed to encourage sustained performance over a long-term period. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Determination of Compensation

The Compensation Committee reviewed compensation levels for our Named Executive Officers for 2021 and considered various factors, including the executive’s performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers, other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or restricted stock units.

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Compensation Discussion and Analysis

Key Metrics Used for Performance Measures

The Company utilizes net revenue growth, Adjusted EBITDA growth and total stockholder return versus the results of the peer group and net revenue and Adjusted EBITDA versus budget approved by the Board of Directors and other similar metrics as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, impairment charges, (income) loss from equity method investments (net), distributions from equity method investments and other expense (income), minus, reimbursement from the FCC related to station repack and broadcast rights payments. Both measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Restricted Stock Units (performance-based and time-based);
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

As of December 31, 2021, the annual base salary of each of the Company’s Named Executive Officers are as follows:

Name	Title	Base Salary ($)
Perry A. Sook	Chairman and Chief Executive Officer	$1,875,000
Thomas E. Carter	President and Chief Operating Officer	1,000,000
Lee Ann Gliha	Executive Vice President and Chief Financial Officer	700,000
Andrew Alford	President, Broadcasting	625,000
Sean Compton	President, Networks	640,000
Dana Zimmer	President, Distribution	750,000

The annual base salary of each of the Company’s Named Executive Officers is established by their respective individual employment agreements. The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies but individual officer salary levels may fall above or below median for a variety of reasons, including scope of role, experience, tenure, performance, retention concerns or other relevant factors. Under each legacy employment agreement (agreements that were executed prior to May 2020), base salaries are increased on an annual basis. As each agreement renews, there will no longer be guaranteed increases. Annual salary increases for our Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

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Compensation Discussion and Analysis

Annual Cash Bonuses

The performance bonus of each of our Named Executive Officers for the year 2021 are as follows:

	2021 Actual Cash Bonus ($)	2021 Target Cash Bonus(1) ($)	Target Payout %
Perry A. Sook Chairman and Chief Executive Officer	3,750,000	3,750,000	100%
Thomas E. Carter President and Chief Operating Officer	1,000,000	1,000,000	100%
Lee Ann Gliha Executive Vice President and Chief Financial Officer(2)	208,562	208,562	100%
Andrew Alford President, Broadcasting(3)	450,833	441,250	102%
Sean Compton President, Networks	640,000	640,000	100%
Dana Zimmer President, Distribution	750,000	750,000	100%
(1)	For additional information on our Named Executive Officer’s employment agreements, refer to “Employment Agreements” section below.
(2)	Ms. Gliha was named Executive Vice President and Chief Financial Officer effective August 9, 2021. Ms. Gliha’s cash bonus was pro-rated in 2021 as described in more detail below.
(3)

Mr. Alford was promoted to President of Nexstar’s Broadcasting division effective June 1, 2021. Prior to his promotion, Mr. Alford was Senior Vice President and Regional Manager at Nexstar. Mr. Alford’s cash bonus in 2021 was pro-rated for the time period he was employed as Regional Vice President and for the time period he was employed as President, Broadcasting as described in more detail below.

The Compensation Committee determined the performance bonus of our Named Executive Officers based on the formulas set forth below (as applicable) and the overall Company performance. The budget amounts used in the calculations were approved by our Board of Directors in January 2021.

Historically, when determining the amount of bonus and incentive compensation to be paid to our Named Executive Officers other than the Chief Executive Officer, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of our other Named Executive Officers from the full Board of Directors, regarding each of our other Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth, relative to budgeted performance and that of the peer group; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer may recommend an increase in the annual bonus paid to our other Named Executive Officers with the approval of the Compensation Committee. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company. The Compensation Committee also considered the overall operating results and performance of the Company as well as the achievement of personal goals to determine the portion of cash bonuses that are discretionary by the Compensation Committee for all Named Executive Officers.

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Compensation Discussion and Analysis

As described in detail below, the performance-based elements for each Named Executive Officer differ based on their roles and the desired focus and outcomes the Compensation Committee and management seek to reward. For example, the Chief Executive Officer’s performance-based compensation is based 25% on achieving the EBITDA target set for the combined broadcast and networks divisions, 25% on achieving the EBITDA target for the digital division, 25% for achieving overall revenue or EBITDA growth in the top 40% of the peer group and 25% at the discretion of the Compensation Committee, while the President of Broadcasting’s performance-based compensation is based almost entirely on the performance of the broadcasting division, with 25% earned based on achieving the local revenue budget, 25% on achieving the developmental revenue budget, 25% on achieving the core digital revenue budget (excluding programmatic revenue), 10% on achieving the expense budget and 15% discretionary.

Due to the achievement of our Chief Executive Officer’s and each of our other Named Executive Officer’s individual performance metrics and their favorable impact to the Company in 2021 and for future operations, the Compensation Committee determined that bonuses were warranted in the amounts set forth in the table above and in the Summary Compensation Table in the “Compensation of Named Executive Officers” in this Proxy Statement. When awarding annual bonuses, the Compensation Committee and management, as the case may be, looks to the achievement of the quantitative objectives set forth in each Named Executive Officer’s contract as well as performance against a number of qualitative objectives, including effective communication, management ability, leadership, contribution to the group, decision making, dependability/follow-through, initiative/adaptability, compliance and fiscal responsibility, human resources (including diversity, equity and inclusion) and goal achievement.  If a Named Executive Officer exceeds these objectives, a bonus in excess of the target may be approved. For 2021, each of the Named Executive Officers were paid out at 100% of their targeted bonuses, except for Mr. Alford who was paid at 102% of his targeted bonus. Mr. Alford’s compensation reflects a partial year in his role as Regional Vice President where he was paid 113% of his targeted bonus due to overachievement of financial objectives and 100% of his targeted bonus in his role as President, Broadcast, each bonus pro-rated for the portion of the year he was in each role.

Incentive for Chief Executive Officer

The bonus incentive for Mr. Sook, our Chief Executive Officer, as provided in his employment agreement, is determined based on a formula, with the majority of the incentive determined based on established financial targets. Specifically, our Chief Executive Officers’ incentive payment for the year 2021 was determined by the following formula:

1)	Twenty-five percent (25%) earned if Nexstar Media Inc.’s combined broadcast and networks divisions exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year;
-	Result: Fiscal Year 2021 Actual EBITDA was 107% of budget

2)	Twenty-five percent (25%) earned if Nexstar Media Inc.’s digital division exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;
-	Result: Fiscal Year 2021 Actual EBITDA (excluding the results of unbudgeted 2021 digital acquisition) was 95% of budget

3)

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its peer group (as defined in Mr. Sook’s amended employment agreement) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

-	Results: Net Revenue and EBITDA growth were each in the top 14% of the peer group

4)	Twenty-five percent (25%) earned at the discretion of the Committee.
-	Mr. Sook earned the discretionary portion of his bonus as a result of his achievements during 2021 including:
▪	Leading the Company to achieve record revenue and record non-election year Adjusted EBITDA for 2021,
▪	Returning 53% of free cash flow to shareholders in 2021 in the form of cash dividends and share repurchases,

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Compensation Discussion and Analysis

▪	Overseeing the renewal of the Company’s affiliation agreement with CBS and a number of contracts with key distribution partners,
▪	Accelerating the roll-out of ATSC 3.0 technology across Nexstar stations representing approximately 29% of U.S. television households, the largest amount of all broadcasting peers,
▪

Completing the accretive acquisition of The Hill, a leading independent political digital news platform, which helped move Nexstar into the top 10 digital news and information properties and top 30 overall digital properties according to Comscore as of December 2021, and

▪

Fostering an inclusive work environment by appointing a Chief Diversity Officer to lead efforts to expand diversity in hiring, promotion and retention and working with the Diversity, Equity and Inclusion Council on their initiatives, including approving the implementation of new software which will enable better tracking and surveying if its employee base.

Incentive for President and Chief Operating Officer

On October 1, 2020, Mr. Carter was appointed President and Chief Operating Officer. Beginning in fiscal year 2021, Mr. Carter is eligible to receive an annual bonus in the amount of up to 100% of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of 200% of his annual base salary in effect at the end of that fiscal year, as the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate), prorated for any partial fiscal year during which Mr. Carter is employed by the Company based on the following criteria:

1)

50% based on the Company’s performance for each such preceding two-year period equaling or exceeding the midpoint of the peer group companies’ (as defined in Mr. Carter’s employment agreement) reported percentage of Net Revenue and/or EBITDA growth based on the audited financial results; and

-	Result: Net Revenue and EBITDA growth were each in the 86th percentile of the peer group

2)

50% discretionary, based on, but not limited to, the following areas: (Strategic Initiatives, Human Capital Initiatives, including succession planning and execution, and Investor Relations Initiatives).

-	Mr. Carter earned the discretionary portion of his bonus as a result of his achievements during 2021 including:
▪	Leading the Company to achieve record revenue and record non-election year Adjusted EBITDA for 2021,
▪	Executing on the repurchase of $537 million of shares in 2021,
▪	Hiring and onboarding successor CFO, Lee Ann Gliha,
▪	Leading our stockholder outreach efforts and instituting internal processes to track our environmental impact, such as power consumption,
▪	Interfacing with the rating agencies to secure upgrades to our debt,
▪

Completing the accretive acquisition of The Hill, a leading independent political digital news platform, which helped move Nexstar into the top 10 digital news and information properties and top 30 overall digital properties according to Comscore as of December 2021, and

▪	Overseeing the development of commission structure designed to grow digital revenues at the local level.

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Compensation Discussion and Analysis

Incentive for Executive Vice President and Chief Financial Officer

Effective August 9, 2021, Ms. Gliha was named Executive Vice President, Chief Financial Officer. As provided in the employment agreement, Ms. Gliha is eligible to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of her annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of one hundred fifty percent (150%), as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), prorated for any partial fiscal year during which Ms. Gliha is employed by the Company pursuant to Ms. Gliha’s Employment Agreement, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on the following criteria:

1)	Fifty percent (50%) earned if Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
-	Results: FY 2021 Actual Net Revenue and EBITDA (excluding the results of unbudgeted 2021 digital acquisition) were 102% and 107% of budget

2)	Fifty percent (50%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.
-	Ms. Gliha earned the discretionary portion of her bonus as a result of her achievements during 2021 including:
▪	Creating a new investor deck describing the Company’s business highlights and strategies which was well received by investors,
▪	Leading the Company’s strategy and diligence on a number of M&A and investment opportunities,
▪	Spearheading a new internal strategic initiative leveraging the Company’s scale and diverse media product offering, and
▪	Revamping the Company’s internal financial reports to better analyze its performance.

The Company also provided a relocation payment of $30,000, subject to applicable taxes and per the terms of the Company’s relocation benefit program, which includes a repayment obligation on a prorated basis if Ms. Gliha voluntarily terminates her employment for any reason within two years of her date of hire.

Incentive for President, Broadcasting

On June 1, 2021, Mr. Alford was promoted to President, Broadcasting. Prior to his promotion, Mr. Alford was Senior Vice President and Regional Manager at Nexstar. As provided in his employment agreement, Mr. Alford is eligible to receive an annual bonus in an amount, if any, as set forth below, or in excess of such amount as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion, to be determined by the Chief Executive Officer based on, among other things, whether the executive has achieved the personal goals established by the Chief Executive Officer, The President and COO, and/or the Board for that fiscal year, as follows:

For the period between January 1, 2021 and May 31, 2021, the bonus was calculated based on Mr. Alford’s Base Salary as of May 31, 2021, and according to the metrics and formula set forth in Mr. Alford’s 2021 Performance Bonus Agreement dated February 23, 2021 (prorated for the period between January 1, 2021 and May 31, 2021) which provides:

1)	Twenty-five percent (25%) earned if Local Revenue budget delivered.
-	Result: Actual local revenue of certain station markets from January 1, 2021 to May 31, 2021 was 104% of budget

2)	Twenty-five percent (25%) earned if Developmental Revenue budget delivered.
-	Result: Actual developmental revenue of certain station markets from January 1, 2021 to May 31, 2021 was 124% of budget

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Compensation Discussion and Analysis

3)	Twenty-five percent (25%) earned if Core Digital Revenue budget less Programmatic delivered.
-	Result: Actual core digital revenue, less programmatic, of certain station markets from January 1, 2021 to May 31, 2021 was 102% of budget

4)	Ten percent (10%) earned if expense budget delivered.
-	Result: Actual expenses of certain station markets from January 1, 2021 to May 31, 2021 was 98% of budget

5)	Fifteen percent (15%) earned as discretionary.

For the period between June 1, 2021 and December 31, 2021 (prorated for that period) and at the end of each subsequent fiscal year thereafter, Mr. Alford is eligible to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of two hundred percent (200%), as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), prorated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on the following criteria:

1)	Twenty-five percent (25%) earned if the Broadcasting Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue for the fiscal year.
-	Result: June 1, 2021 to December 31, 2021 Actual Net Revenue was 101% of budget

2)	Twenty-five percent (25%) earned if the Broadcasting Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year.
-	Result: June 1, 2021 to December 31, 2021 Actual EBITDA was 103% of budget

3)	Twenty-five percent (25%) earned if the Digital Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
-	Results: June 1, 2021 to December 31, 2021 Actual Net Revenue and Actual EBITDA (excluding the results of unbudgeted 2021 digital acquisition) were 96% and 82% of budget, respectively

4)	Twenty-five percent (25%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.
-	Mr. Alford earned the discretionary portion of his bonus as a result of his achievements during 2021 including:
▪	Transitioning seamlessly from prior position as Senior Vice President and Regional Manager to President, Broadcasting,
▪	Overseeing the program to develop new local direct business which resulted in a record amount of “new-to-television” in the last 12 months revenue, an increase of 43% over the prior year,
▪	Building and executing our strategy to transition all linear sales transactions from ratings to impressions,
▪	Implementing new local lifestyle programs Chicago, Indianapolis, St. Louis and Kansas City,
▪	Coordinating with digital leaders to drive local digital revenue streams, generating double-digit growth in 2021,
▪	Working across the organization to develop new Company wide revenue initiatives, and
▪	Hiring 12 new general managers from June 1, 2021 to December 31, 2021.

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Compensation Discussion and Analysis

The Company also provided a relocation payment of $30,000, subject to applicable taxes and per the terms of the Company’s relocation benefit program, which includes a repayment obligation on a prorated basis if Mr. Alford voluntarily terminates his employment for any reason within two years of his date of hire.

Incentive for President, Networks

Beginning with fiscal year 2021, after the end of each Company fiscal year, Mr. Compton is eligible to receive an annual bonus in an amount, if any, up to one hundred percent (100%) of Mr. Compton’s annual base salary in effect at the end of that fiscal year prorated for any partial fiscal year during which Mr. Compton is employed by the Company based on the following criteria:

1)	Thirty percent (30%) earned if the Networks Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue for the fiscal year.
-	Result: Fiscal Year 2021 Actual Net Revenue was 104% of budget

2)	Thirty percent (30%) earned if the Networks Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year.
-	Result: Fiscal Year 2021 Actual EBITDA was 125% of budget

3)	Ten percent (10%) earned if the Digital Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
-	Results: Fiscal Year 2021 Actual Net Revenue and EBITDA (excluding the results of unbudgeted 2021 digital acquisition) was 101% and 95% of budget, respectively

4)	Thirty percent (30%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.
-	Mr. Compton earned the discretionary portion of his bonus as a result of his achievements during 2021 including:
▪	Overseeing the expansion of live news on NewsNation from 3 to 9 hours,
▪	Reducing annual syndication costs at NewsNation,
▪	Hiring high-caliber and diverse newsroom leadership at NewsNation from organizations such as ABC, CBS, FOX, CNN,
▪	Launching new multicast network, Rewind TV, and
▪	Increasing monetization of Antenna TV, Nexstar’s other multicast network, by implementing ratings.

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Compensation Discussion and Analysis

Incentive for President, Distribution

As provided in her employment agreement, Ms. Zimmer, our President of Distribution, is eligible to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of Ms. Zimmer’s annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee, may determine is appropriate), prorated for any partial fiscal year during which Ms. Zimmer is employed by the Company, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals for such fiscal year. In determining Ms. Zimmer’s cash bonus for the fiscal year 2021, the Compensation Committee considered the overall performance of the Company as well as the executive’s individual performance, including the attainment of budgeted Distribution Revenue, which is directly associated with Ms. Zimmer’s area of responsibility.

-	Ms. Zimmer earned 100% of her targeted bonus as a result of her achievements during 2021 including:
▪	For the fiscal year 2021, the Company’s distribution revenue was 101% of budget,
▪	Leading the successful renewal of the Company’s affiliation agreement with CBS, and
▪	Leading the renewal of retransmission contracts with key distribution partners on terms favorable to Nexstar.

Stock-Based Long-Term Incentive Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the Named Executive Officers other than our Chief Executive Officer taking into consideration the recommendations of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. Since 2018, the Compensation Committee increased its emphasis on performance-based compensation in making stock-based award decisions for our Named Executive Officers other than our Chief Executive Officer.

The Company currently maintains three equity compensation plans – the 2012 Long-Term Equity Incentive Plan, the 2015 Long-Term Equity Incentive Plan and the 2019 Long-Term Equity Incentive Plan, all of which provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Since 2017, awards made under the Company’s equity plans have consisted exclusively of time-based and performance-based restricted stock units, which vest ratably over one to four years, dependent on continued employment and, for performance-based restricted stock units, if certain performance metrics are achieved. The number of awards that may be granted to any one individual in a calendar year is 1,000,000 shares.

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Compensation Discussion and Analysis

During 2021, each of our Named Executive Officers, except our President and COO, received stock awards in the form of time and performance-based restricted stock units pursuant to the 2015 Long-Term Incentive Plan. The restricted stock units awarded to Mr. Sook were approximately 43% time-based and approximately 57% were performance-based. The restricted stock units granted to Ms. Gliha, Mr. Alford, Mr. Compton and Ms. Zimmer in 2021 were 50% time-based and 50% were performance-based. All restricted stock units granted to our NEOs in 2021 vest in full immediately upon a Change in Control (as defined in the 2015 Long-Term Incentive Plan).

The performance-based units granted to Mr. Sook in 2021 will vest in full on January 15, 2023 if the total stockholder return of the Company is at or above the 65th percentile of the compensation peer group performance. The measurement period for Mr. Sook’s performance-based stock award is the last full trading day preceding December 25, 2020 through the last full trading day preceding December 25, 2022. If the total stockholder return is in the top 65% of the peer group, but the total stockholder return is negative, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. The time-based stock awards granted to Mr. Sook in 2021 vest in annual installments over a two-year period from the date of grant, in line with the length of his employment agreement.

Ms. Gliha’s performance-based stock award in 2021 may vest at an annual tranche over four years if the Company exceeds the midpoint for Total Stockholder Return ranking within its peer group as defined in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 29, 2021. If the metric does not exceed the midpoint of peer group average, then the executive will forfeit that particular tranche of the grant.

Mr. Alford’s performance-based stock award in 2021 may vest at an annual tranche over four years if the Company’s broadcasting division’s performance for such year is at or above ninety percent (90%) of its budgeted net revenue and/or EBITDA goals for such year. If the metric does not equal or exceed 90% of budgeted net revenue and/or EBITDA goals, then the executive will forfeit that particular tranche of the grant.

Mr. Compton’s performance-based stock award in 2021 may vest at an annual tranche over four years if the Company’s networks division’s performance for such year is at or above ninety percent (90%) of its budgeted net revenue and/or EBITDA goals for such year. If the metric does not equal or exceed 90% of budgeted net revenue and/or EBITDA goals, then the executive will forfeit that particular tranche of the grant.

Ms. Zimmer’s performance-based stock award in 2021 may vest at an annual tranche over four years if the Company’s distribution revenue for such year is at or above ninety-five percent (95%) of its budgeted distribution revenue for such year. If the metric does not equal or exceed 95% of budgeted distribution revenue, then the executive will forfeit that particular tranche of the grant.

The time-based stock awards granted to Ms. Gliha, Mr. Alford, Mr. Compton and Ms. Zimmer in 2021 vest in annual installments over a four-year period from the date of grant.

In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

For more information on restricted stock units awarded in fiscal year 2021, refer to “2021 GRANTS OF PLAN-BASED AWARDS.”

In 2021, certain performance-based restricted units of Messrs. Sook and Carter vested in full as each of their performance metrics for the fiscal year 2020 were met. Refer to “2021 OPTION EXERCISES AND VESTED STOCK AWARDS” below for additional information.

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Compensation Discussion and Analysis

From January 2022 to May 2022, certain performance-based restricted units of our Chief Executive Officer and other our Named Executive Officers vested, or will vest as of the date hereof, as each of their performance metrics for the fiscal year 2021 were met. Refer to “2021 OUTSTANDING EQUITY AWARDS AT YEAR-END” below for additional information.

Perquisites and Other Compensation

Other compensation for our Named Executive Officers includes automobile allowances paid by the Company or the value of the personal use of an automobile, group life insurance paid by the Company and 401(k) matching contributions made by the Company and cellphone reimbursements.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

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Compensation Discussion and Analysis

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as Chief Executive Officer under an employment agreement with us, last renewed on January 15, 2019. The term of the renewed agreement expires on February 28, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,625,000 from January 15, 2019 to December 31, 2019, $1,750,000 from January 1, 2020 to December 31, 2020, $1,875,000 from January 1, 2021 to December 31, 2021 and $2,000,000 from January 1, 2022 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $3,250,000 for 2019, $3,500,000 for 2020, $3,750,000 for 2021 and $4,000,000 for 2022 and thereafter, upon achievement of the Company’s economic targets established by the Board of Directors for each fiscal year and any other goals established by the Board of Directors. The bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, Mr. Sook’s incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting Inc.’s (now Nexstar Media Inc.) combined broadcast and networks divisions exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Broadcasting Inc.’s (now Nexstar Media Inc.) digital division exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined in Mr. Sook’s amended employment agreement) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

The Company also granted Mr. Sook time-based and performance-based restricted stock units, as follows:

•

On January 15, 2021, the Company granted Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for two years beginning on January 15, 2022 through 2023. On January 15, 2021, the Company also granted Mr. Sook 83,333 performance-based restricted stock units, which will vest in full on January 15, 2023 if the total stockholder return target established by the Compensation Committee is achieved.

•	On January 15, 2022, the Company granted Mr. Sook 62,500 of time-based restricted stock units, which will vest in full on January 15, 2023.
•

All performance-based restricted stock units vesting requires a Nexstar total stockholder return that is at or above the 65th percentile of the compensation peer group performance at each testing period. The award becomes discretionary if Nexstar’s total stockholder return is negative over the testing period, with the payout capped at ninety percent of the award.

In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, or upon Mr. Sook’s termination by either Mr. Sook or the Company for any reason in connection with a consolidation, merger or comparable transaction involving the Company, he is eligible to receive his base salary and target bonus for a period of two years, plus an additional $20,800. Under the terms of Mr. Sook’s previous employment agreement dated January 29, 2015, as amended on January 15, 2019, Mr. Sook’s base salary for 2021 was $1,875,000.

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Compensation Discussion and Analysis

“Cause” is defined in Mr. Sook’s employment agreement as any of the following activities by Mr. Sook: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board of Directors and which are consistent with the terms of terms of the employment agreement and position with the Company, which is not cured within thirty (30) days after written notice thereof from the Company; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Sook’s employment agreement as any of the following events: (i) a material reduction in Mr. Sook’s job duties, responsibilities, authority or position, (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Mr. Sook to the Company; (iii) any reduction or decrease in Mr. Sook’s annual base salary or annual target bonus; (iv) any requirement that Mr. Sook report to someone other than the Board of Directors; or (v) any requirement that Mr. Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Perry Sook founded Nexstar and has been its Chairman and Chief Executive Officer since its inception in 1996. Mr. Sook’s employment agreement with Nexstar expired on January 15, 2019. When structuring the terms of Mr. Sook’s renewed contract, effective January 2019, the Compensation Committee was extremely cognizant of new entrants into the media and broadcasting sectors and their aggressiveness in seeking out quality management. A priority objective of Compensation Committee and Board was retention of the founding executive which has led the company’s market leading stockholder returns compared to the universe of publicly traded companies. The renewal of the Sook employment agreement in an increasing competitive landscape required a competitive approach regarding contract terms and equity incentives. The Committee carefully considered the desire to align all non-salary compensation with stockholder return, and to motivate and retain our Chief Executive Officer. The Committee arrived at a contract that provided the required mix of retention (restricted stock awards), and motivation (performance-based stock awards and short-term incentive opportunities) to continue to drive the financial and operational results that are stockholders have become accustomed to.

The Compensation Committee also considered the following factors when determining compensation levels and terms under Mr. Sook’s renewed employment agreement, effective January 2019:

•	The substantial stockholder value Mr. Sook has created as Chief Executive Officer of Nexstar:
-	Nexstar’s market cap increased from approximately $340 million at Nexstar’s IPO in 2003 to approximately $5.2 billion in April 2018 under Mr. Sook’s stewardship;
-	Nexstar’s stock price performance versus various broad market measures over a range of time periods is exemplary:

	Price Appreciation
				Russell
	NXST	S&P 500	NASDAQ	3000
3 year	145%	38%	59%	38%
5 year	189%	51%	54%	49%
10 year	15837%	255%	406%	262%

•	Mr. Sook’s demonstrated track record in distribution and acquisition negotiation and execution
•	Mr. Sook’s strong institutional knowledge and industry expertise as the Founder of Nexstar
•	Competitive pressures from new entrants in the market

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Compensation Discussion and Analysis

Thomas E. Carter

Mr. Carter was appointed as President and Chief Operating Officer under an employment agreement with Nexstar dated September 25, 2020. The agreement was effective on October 1, 2020 and expires on December 31, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the employment agreement, Mr. Carter’s base salary is $1,000,000 beginning October 1, 2020, subject to annual increases, but not decreases, at the discretion of the Chief Executive Officer. Mr. Carter was also eligible to receive an annual bonus of $618,750 for the 2020 fiscal year, or in excess of such amount as determined by the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors, based on, among other things, whether Mr. Carter achieved the goals established for him by the Chief Executive Officer and/or the Board of Directors. Beginning with fiscal year 2021, Mr. Carter is eligible to receive an annual bonus in an amount, if any, up to 100% of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of 200% of his annual base salary in effect at the end of that fiscal year, as the Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate), prorated for any partial fiscal year during which Mr. Carter is employed by the Company based on the following criteria:

•

50% based on the Company’s performance for each such preceding two-year period equaling or exceeding the midpoint of the peer group companies’ (as defined in Mr. Carter’s employment agreement) reported percentage of Net Revenue and/or EBITDA growth based on the audited financial results; and

•

50% discretionary, based on, but not limited to, the following areas: (Strategic Initiatives, Human Capital Initiatives, including succession planning and execution, and Investor Relations Initiatives).

In connection with Mr. Carter’s appointment as President and Chief Operating Officer and entry into an employment agreement with Nexstar, the Company on September 25, 2020, also granted Mr. Carter 37,500 time-vesting restricted stock units and 37,500 performance-based restricted stock units. The time-vesting restricted stock units will vest in equal annual installments for three years beginning on September 25, 2021 through 2023, subject to Mr. Carter’s continued employment with the Company at each vesting dates. The performance-based restricted stock units will vest in equal annual installments for three years beginning on September 25, 2021 through 2023, if the total stockholder return for each such preceding calendar year equals or exceeds the midpoint of the Company’s TSR Peer Group (as defined in the employment agreement).

In the event of Mr. Carter’s termination of employment by the Company for any reason other than for Cause (including Mr. Carter’s termination of employment in connection with a Change in Control (as such terms are defined in his employment agreement)) or due to Mr. Carter’s resignation with Good Reason (as defined in his employment agreement), subject to Mr. Carter’s execution and non-revocation of a release of claims in favor of the Company and Mr. Carter’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Mr. Carter will be eligible to receive severance payments consisting of (i) an amount equal to 12-months his then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated portion bonus based on (A) actual Company performance if such termination is by the Company for any reason other than for Cause, or (b) Mr. Carter’s target bonus opportunity if such termination is by Mr. Carter for Good Reason, and (iii) an additional lump sum payment equal to $20,800. The employment agreement also provides that if Mr. Carter’s employment is terminated due to his death or disability, Mr. Carter will be eligible to receive his earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of his annual bonus for the year of such termination based on actual performance.

“Cause” is defined in Mr. Carter’s employment agreement as any of the following activities by Mr. Carter: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Carter of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

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Compensation Discussion and Analysis

“Good Reason” is defined in Mr. Carter’s employment agreement as any of the following events: (i) a material reduction in Mr. Carter’s duties, responsibilities, authority, or position; (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after Mr. Carter gives written notice of noncompliance to the Company; or (iii) any requirement that Mr. Carter relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Lee Ann Gliha

Ms. Gliha is employed as Executive Vice President and Chief Financial Officer under an employment agreement with Nexstar dated July 26, 2021. The term of the agreement commenced on August 9, 2021 and expires on July 31, 2025 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Gliha’s annual base salary is $700,000 and is eligible for annual merit increases at the discretion of the Chief Executive Officer. After the end of each of our fiscal year during the term of her employment agreement, Ms. Gliha is eligible to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of her annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of one hundred fifty percent (150%), as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), pro-rated for any partial fiscal year during which Ms. Gliha is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on the following criteria:

•	Fifty percent (50%) earned if Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
•	Fifty percent (50%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.

The Company also provided a relocation payment of $30,000, subject to applicable taxes and per the terms of the Company’s relocation benefit program, which includes a repayment obligation on a prorated basis if Ms. Gliha voluntarily terminates her employment for any reason within two years of her date of hire.

On August 13, 2021, the Company granted Ms. Gliha 5,000 time-vesting restricted stock units, of which 1,250 RSUs will vest annually for four years at each anniversary of the award subject to continued employment with the Company. On August 13, 2021, the Company also granted Ms. Gliha 5,000 RSUs, of which 1,250 RSUs will vest annually for four years at each anniversary of the award if the Total Stockholder Return for each such preceding calendar year exceeds the midpoint of the Company’s Total Stockholder Return ranking within its Peer Group (as defined in the in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 29, 2021).

In the event of Ms. Gliha’s termination of employment by the Company for any reason other than for Cause (including Ms. Gliha’s termination of employment in connection with a Change in Control (as such terms are defined in her employment agreement)) or due to Ms. Gliha’s resignation with Good Reason (as defined in her employment agreement), subject to Ms. Gliha’s execution and non-revocation of a release of claims in favor of the Company and Ms. Gliha’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Ms. Gliha will be eligible to receive severance payments consisting of (i) an amount equal to 12-months of her then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated portion bonus based on (A) actual Company performance if such termination is by the Company for any reason other than for Cause, or (b) Ms. Gliha’s target bonus opportunity if such termination is by Ms. Gliha for Good Reason, and (iii) an additional lump sum payment equal to $29,000. The employment agreement also provides that if Ms. Gliha’s employment is terminated due to her death or disability, Ms. Gliha will be eligible to receive her earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of her annual bonus for the year of such termination based on actual performance.

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Compensation Discussion and Analysis

“Cause” is defined in Ms. Gliha’s employment agreement as any of the following activities by Ms. Gliha: (i) her conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Chief Executive Officer, the President and COO, or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company, which is not cured within thirty (30) days after written notice thereof from the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach by Ms. Gliha of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Ms. Gliha’s employment agreement as any of the following events: (i) a material reduction in Ms. Gliha’s job duties, responsibilities, authority, or position; or (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after Ms. Gliha gives written notice of noncompliance to the Company.

Andy Alford

Mr. Alford was appointed as President of Nexstar’s Broadcasting division effective June 1, 2021. Prior to Mr. Alford’s promotion, he was Senior Vice President and Regional Manager at Nexstar.

Under the terms of Mr. Alford’s previous employment agreement as the Company’s Senior Vice President and Regional Manager dated September 12, 2017, as amended effective on August 17, 2020, Mr. Alford’s base salary was $392,000 from August 17, 2020 to August 16, 2021. He was also eligible to earn a targeted bonus of $184,000 for the fiscal year 2021.

Mr. Alford’s employment agreement as President of Nexstar’s Broadcasting division commenced on June 1, 2021 and expires on May 31, 2024. The employment agreement automatically renews for successive one-year period(s) unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Alford’s annual base salary is $625,000 and is eligible for annual merit increases at the discretion of the Chief Executive Officer. Mr. Alford is also eligible to receive an annual bonus in an amount, if any, as set forth below, or in excess of such amount as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion, to be determined by the Chief Executive Officer based on, among other things, whether the executive has achieved the personal goals established by the Chief Executive Officer, The President and COO, and/or the Board for that fiscal year, as follows:

For the period between January 1, 2021 and May 31, 2021, the bonus was calculated based on Mr. Alford’s Base Salary as of May 31, 2021, and according to the metrics and formula set forth in his 2021 Performance Bonus Agreement dated February 23, 2021 which provides:

•	Full year 2021 target bonus of $184,000 (prorated for the period between January 1, 2021 and May 31, 2021)
•	Twenty-five percent (25%) earned if Local Revenue budget delivered.
•	Twenty-five percent (25%) earned if Developmental Revenue budget delivered.
•	Twenty-five percent (25%) earned if Core Digital Revenue budget less Programmatic delivered.
•	Ten percent (10%) earned if expense budget delivered.
•	Fifteen percent (15%) earned as discretionary.

Nexstar Media Group, Inc.	58	2022 Proxy Statement

Compensation Discussion and Analysis

For the period between June 1, 2021 and December 31, 2021 (prorated for that period) and at the end of each subsequent fiscal year thereafter during the term of his employment agreement, Mr. Alford is eligible to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of two hundred percent (200%), as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), prorated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on the following criteria:

•	Twenty-five percent (25%) earned if the Broadcasting Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue for the fiscal year.
•	Twenty-five percent (25%) earned if the Broadcasting Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year.
•	Twenty-five percent (25%) earned if the Digital Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
•	Twenty-five percent (25%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.

The Company also provided a relocation payment of $30,000, subject to applicable taxes and per the terms of the Company’s relocation benefit program, which includes a repayment obligation on a prorated basis if Mr. Alford voluntarily terminates his employment for any reason within two years of his date of hire.

Mr. Alford shall be eligible to participate in the Company’s equity compensation program on a basis consistent with the other Company executives.

In the event of Mr. Alford’s termination of employment by the Company for any reason other than for Cause (including Mr. Alford’s termination of employment in connection with a Change in Control (as such terms are defined in his employment agreement)) or due to Mr. Alford’s resignation with Good Reason (as defined in his employment agreement), subject to Mr. Alford’s execution and non-revocation of a release of claims in favor of the Company and Mr. Alford’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Mr. Alford will be eligible to receive severance payments consisting of (i) an amount equal to 12-months his then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated portion bonus based on (A) actual Company performance if such termination is by the Company for any reason other than for Cause, or (B) Mr. Alford’s target bonus opportunity if such termination is by Mr. Alford for Good Reason, and (iii) an additional lump sum payment equal to $20,800. The employment agreement also provides that if Mr. Alford’s employment is terminated due to his death or disability, Mr. Alford will be eligible to receive his earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of his annual bonus for the year of such termination based on actual performance.

The definition of “Cause” in Mr. Alford’s employment agreement is the same as set forth in Ms. Gliha’s employment agreement.

“Good Reason” is defined in Mr. Alford’s employment agreement as any of the following events: (i) a material reduction in Mr. Alford’s job duties, responsibilities, authority, or position; (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after Mr. Alford gives written notice of noncompliance to the Company; or (iii) any requirement that Mr. Alford relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Nexstar Media Group, Inc.	59	2022 Proxy Statement

Compensation Discussion and Analysis

Sean Compton

Mr. Compton currently serves as President of Nexstar’s Networks division under an employment agreement with Nexstar on August 26, 2019, as amended effective on November 1, 2020. The term of the agreement expires on September 18, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Compton’s base salary is $600,000 from September 19, 2019 to September 18, 2020, $620,000 from September 19, 2020 to September 18, 2021, $640,000 from September 19, 2021 to September 18, 2022, and $660,000 thereafter. Beginning with fiscal year 2021, after the end of each Company fiscal year during the term of his agreement, Mr. Compton is eligible to receive an annual bonus in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year prorated for any partial fiscal year during which Mr. Compton is employed by the Company based on the following criteria:

•	Thirty percent (30%) earned if the Networks Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue for the fiscal year.
•	Thirty percent (30%) earned if the Networks Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year.
•	Ten percent (10%) earned if the Digital Division of Nexstar Media Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBITDA for the fiscal year.
•	Thirty percent (30%) earned at the discretion of the Chief Executive Officer and/or Compensation Committee.

In the event of termination upon a change of control or for reasons other than cause, if Mr. Compton resigns for good reason, or upon Mr. Compton’s termination by the Company or Mr. Compton for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Compton is eligible to receive his base salary for a period of one year, plus an additional $20,800.

“Cause” is defined in Mr. Compton’s employment agreement as any of the following activities by Mr. Compton: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Compton of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Compton’s employment agreement as any of the following events: (i) a material reduction in Mr. Compton’s duties or position; or (ii) a material breach by the Company of a material provision of the employment agreement which adversely affects Mr. Compton and which has not been cured by the breaching entity within thirty (30) days after Mr. Compton gives written notice of noncompliance to the Company.

Nexstar Media Group, Inc.	60	2022 Proxy Statement

Compensation Discussion and Analysis

Dana Zimmer

Ms. Zimmer joined Nexstar as Nexstar’s Executive Vice President of Distribution & Chief Strategy Officer under an employment agreement with Nexstar dated September 5, 2019. Ms. Zimmer was promoted to President of Distribution effective in October 2021. The term of the agreement expires on September 18, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Zimmer’s base salary is $700,000 from September 19, 2019 to September 18, 2020, $725,000 from September 19, 2020 to September 18, 2021, $750,000 from September 19, 2021 to September 18, 2022, and $775,000 thereafter. After the end of each of our fiscal year during the term of her employment agreement, Ms. Zimmer is eligible to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of her annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate), pro-rated for any partial fiscal year during which she is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, if Ms. Zimmer resigns for good reason, or upon Ms. Zimmer’s termination by the Company or Ms. Zimmer for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Ms. Zimmer is eligible to receive her base salary for a period of one year, plus an additional $20,800. The definitions of “Cause” and “Good Reason” in Ms. Zimmer’s employment agreement are the same as set forth in Mr. Compton’s employment agreement.

Nexstar Media Group, Inc.	61	2022 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2021, 2020 and 2019 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards ($)	All Other Compensation(7) ($)	Total ($)
Perry A. Sook	2021	$1,870,674	$3,750,000	$15,510,127	$—	$15,052	$21,145,853
Chairman and	2020	1,746,635	3,500,000	18,306,887	—	10,742	23,564,264
Chief Executive Officer	2019	1,614,578	3,250,000	11,483,498	—	17,621	16,365,697
Thomas E. Carter(3)	2021	1,000,000	1,000,000	—	—	19,324	2,019,324
President and	2020	862,694	618,750	7,729,516	—	18,777	9,229,737
Chief Operating Officer	2019	797,562	1,200,000	2,529,568	—	19,591	4,546,721
Lee Ann Gliha(3)	2021	255,769	208,562	1,387,800	—	33,782	1,885,913
Executive Vice President and	2020	—	—	—	—	—	—
Chief Financial Officer	2019	—	—	—	—	—	—
Andrew Alford(4)	2021	523,472	450,833	1,423,300	—	51,793	2,449,398
President, Broadcasting	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Sean Compton(5)	2021	625,001	640,000	1,423,300	—	19,246	2,707,547
President, Networks	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—
Dana Zimmer(6)	2021	731,250	750,000	1,423,300	—	9,266	2,913,816
President, Distribution	2020	706,250	725,000	529,990	—	8,978	1,970,218
	2019	—	—	—	—	—	—
(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2021 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(2)

In 2021, approximately 57% of the stock awards to Mr. Sook and 50% of the stock awards to each of Ms. Gliha, Messrs. Alford and Compton and Ms. Zimmer are in the form of performance-based restricted stock units. The grant date fair value of performance-based restricted stock units assumes the achievement of highest level of performance conditions. There is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. For details on performance-based vesting conditions, refer to “2021 Grants of Plan-Based Awards” table below. The remaining 43% of the 2021 stock awards to Mr. Sook are time-based restricted stock units, which vest in annual installments over a two-year period from the date of grant and the remaining 50% of the 2021 stock awards to each of Ms. Gliha, Messrs. Alford and Compton and Ms. Zimmer are time-based restricted stock units, which vest in annual installments over a four-year period from the date of grant.

(3)

Mr. Carter, President and Chief Operating Officer, also performed the role of Chief Financial Officer in 2021 until Ms. Gliha joined Nexstar and was appointed Executive Vice President and Chief Financial Officer effective August 9, 2021.

(4)

Mr. Alford was promoted to President, Broadcasting effective June 1, 2021, became a Named Executive Officer for fiscal year 2021, replacing Mr. Timothy Busch (former President, Broadcasting), who retired on May 31, 2021.

(5)

Mr. Compton, President, Networks, became a Named Executive Officer for fiscal year 2021. Mr. Compton joined Nexstar in September 2019 as the Executive Vice President of WGN America (now NewsNation), WGN Radio and Director of Content Acquisition.

(6)	Ms. Zimmer was promoted to President, Distribution in October 2021. Ms. Zimmer became a Named Executive Officer in fiscal year 2020.
(7)	All Other Compensation consists of the following items:

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Compensation Discussion and Analysis

	Year	Automobile Allowance(a) ($)	Life Insurance Premiums(b) ($)	Company Contributions to 401(k) Plans ($)	Miscellaneous(c) ($)	Total ($)
Perry A. Sook	2021	$7,756	$4,396	$2,900	$—	$15,052
Chairman and	2020	4,961	4,000	1,781	—	10,742
Chief Executive Officer	2019	4,691	3,806	9,124	—	17,621
Thomas E. Carter	2021	9,000	1,624	8,700	—	19,324
President and	2020	9,000	1,227	8,550	—	18,777
Chief Operating Officer	2019	9,000	2,191	8,400	—	19,591
Lee Ann Gliha	2021	3,289	55	—	30,438	33,782
Executive Vice President and	2020	—	—	—	—	—
Chief Financial Officer	2019	—	—	—	—	—
Andrew Alford	2021	10,269	1,624	8,700	31,200	51,793
President, Broadcasting	2020	—	—	—	—	—
	2019	—	—	—	—	—
Sean Compton	2021	9,000	369	8,677	1,200	19,246
President, Networks	2020	—	—	—	—	—
	2019	—	—	—	—	—
Dana Zimmer	2021	—	566	8,700	—	9,266
President, Distribution	2020	—	428	8,550	—	8,978
	2019	—	—	—	—	—
(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.
(c)	Represents moving costs and cellphone allowance.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of our Named Executive Officers during the year ended December 31, 2021:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (Performance-Based) (#)	All Other Stock Awards: Number of Shares of Stock or Units (Time-Based) (#)	Grant Date Fair Value of Stock Awards ($)(1)
Perry A. Sook	1/15/2021	83,333	62,500	$15,510,127
Thomas E. Carter	—	—	—	—
Lee Ann Gliha	8/13/2021	5,000	5,000	1,387,800
Andrew Alford	5/17/2021	5,000	5,000	1,423,300
Sean Compton	5/17/2021	5,000	5,000	1,423,300
Dana Zimmer	5/17/2021	5,000	5,000	1,423,300

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2021 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The restricted stock units awarded to Mr. Sook in 2021 were approximately 43% time-based and approximately 57% were performance-based. The restricted stock units granted to each of Ms. Gliha, Messrs. Alford and Compton and Ms. Zimmer in 2021 were 50% time-based and 50% were performance-based. All restricted stock units granted to our NEOs in 2021 vest in full immediately upon a Change in Control (as defined in the 2015 Long-Term Incentive Plan). In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

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Compensation Discussion and Analysis

Mr. Sook’s performance-based stock award in January 2021 may vest in full on January 15, 2023 if the total stockholder return of the Company is at or above the 65th percentile of the compensation peer group (as defined in Mr. Sook’s amended employment agreement) performance. The measurement period for Mr. Sook’s 2021 performance-based stock award is the last full trading day preceding December 25, 2020 through the last full trading day preceding December 25, 2022. If the total stockholder return is in the top 65% of the peer group, but the total stockholder return is negative, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. The time-based stock awards granted to Mr. Sook in 2021 vest in annual installments over a two-year period from the date of grant, in line with the length of his employment agreement.

Ms. Gliha’s performance-based stock award on August 13, 2021 may vest at an annual tranche over four years if the Company exceeds the midpoint of Total Stockholder Return ranking within its peer group as defined in the Company’s 2021 Proxy Statement. The measurement period for each tranche of performance-based stock award to vest each year is the close price on August 8 at the beginning of the vesting period to the close price on August 7 at the end of the vesting period. If the metric does not exceed the median of the peer group, then the executive will forfeit that particular tranche of the grant. The time-based stock awards granted to Ms. Gliha in August 2021 vest in annual installments over a four-year period from the date of grant.

Mr. Alford’s performance-based stock award in May 2021 may vest at an annual tranche over four years if the Company’s broadcasting division’s performance for such year is at or above ninety percent (90%) of its budgeted net revenue and/or EBITDA goals for such year. If the metric does not equal or exceed 90% budgeted net revenue and/or EBITDA goals, then the executive will forfeit that particular tranche of the grant. The 1,250 restricted stock units scheduled to vest on May 17, 2022 under this performance-based award will vest in full as the performance metric was met. The Company’s broadcasting division’s actual net revenue and EBITDA for the fiscal year 2021 were 102% and 104% of the budget, respectively. The time-based stock awards granted to Mr. Alford in 2021 vest in annual installments over a four-year period from the date of grant.

Mr. Compton’s performance-based stock award in May 2021 may vest at an annual tranche over four years if the Company’s network division’s performance for such year is at or above ninety percent (90%) of its budgeted net revenue and/or EBITDA goals for such year. If the metric does not equal or exceed 90% budgeted net revenue and/or EBITDA goals, then the executive will forfeit that particular tranche of the grant. The 1,250 restricted stock units scheduled to vest on May 17, 2022 under this performance-based award will vest in full as the performance metric was met. The Company’s network division’s actual net revenue and EBITDA for the fiscal year 2021 were 104% and 125% of the budget, respectively. The time-based stock awards granted to Mr. Compton in 2021 vest in annual installments over a four-year period from the date of grant.

Ms. Zimmer’s performance-based stock award in May 2021 may vest at an annual tranche over four years if the Company’s distribution revenue for such year is at or above ninety-five percent (95%) of its budgeted net revenue for such year. If the metric does not equal or exceed 95% budgeted net revenue, then the executive will forfeit that particular tranche of the grant. The 1,250 restricted stock units scheduled to vest on May 17, 2022 under this performance-based award will vest in full as the performance metric was met. The Company’s actual distribution revenue for the fiscal year 2021 was 101% of the budget. The time-based stock awards granted to Ms. Zimmer in 2021 vest in annual installments over a four-year period from the date of grant.

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Compensation Discussion and Analysis

2021 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2021 concerning outstanding equity awards held by our Named Executive Officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Perry A. Sook	620,429	(3)	—	$9.60	9/11/2022	—		$—
	200,000		—	47.11	1/14/2025	—		—
	—		—	—	—	302,083	(4)	45,608,491
Thomas E. Carter	75,000		—	46.03	1/15/2024	—		—
	—		—	—	—	77,499	(5)	11,700,799
Lee Ann Gliha	—		—	—	—	10,000	(6)	1,509,800
Andrew Alford	—		—	—	—	16,875	(7)	2,547,788
Sean Compton	—		—	—	—	22,500	(8)	3,397,050
Dana Zimmer	—		—	—	—	22,500	(9)	3,397,050
(1)	Stock options expire ten years from the date of grant.
(2)	Market value is the closing market price of Nexstar’s common stock as of December 31, 2021 of $150.98 multiplied by the number of restricted stock units that have not vested.
(3)

In January and February of 2022, Mr. Sook exercised 620,429 stock options and sold the shares pursuant to a plan of disposition adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

(4)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

83,333 performance-based restricted stock units vested on January 15, 2022 (awarded on January 15, 2020), as the required performance-based metric was achieved. The total stockholder return of the Company from the last full trading day preceding December 25, 2019 through the last full trading day preceding December 25, 2021 is at 92nd percentile of the compensation peer group, greater than the minimum requirement of 65th percentile of the compensation peer group.

•

83,333 performance-based restricted stock units was awarded to Mr. Sook on January 15, 2021 and will vest in full on January 15, 2023, if certain performance-based metric was achieved. For additional information, refer to “2021 Grants of Plan-Based Awards” table above.

•	15,625, 20,834 and 31,250 time-based restricted stock units vested on January 15, 2022.
•	15,625, 20,833 and 31,250 time-based restricted stock units will vest on January 15, 2023.
(5)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

3,125 and 2,500 performance-based restricted stock units vested on March 20, 2022 (awarded on March 20, 2019) and on April 10, 2022 (awarded on April 10, 2020), respectively, as the required performance metric was achieved. The two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s net revenue and EBITDA for fiscal year 2021 exceeded the median growth rate of the compensation peer group by approximately 23% and 52%, respectively. 3,125 performance-based restricted stock units will vest on March 20, 2023 and 2,500 performance-based restricted stock units will vest on each of April 10, 2023 and 2024, if the same performance metric is achieved as of each vesting dates.

•

12,500 performance-based restricted stock units will vest on each of September 25, 2022 and 2023 (awarded on September 25, 2020), if the total stockholder return for each respective preceding calendar year equals or exceeds the midpoint of the Company’s total stockholder return peer group (as defined in Mr. Carter’s employment agreement).

•	3,125 and 3,125 time-based restricted stock units vested on March 20, 2022 and will vest on March 20, 2023, respectively.
•	2,499 time-based restricted stock units vested on April 10, 2022 and 2,501 and 2,499 time-based restricted stock units will vest on April 10, 2023 and 2024, respectively.
•	12,500 time-based restricted stock units will vest on each of September 25, 2022 and 2023.

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Compensation Discussion and Analysis

(6)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

1,250 performance-based restricted stock units will vest on each of August 13, 2022, 2023, 2024 and 2025 (awarded on August 13, 2021), if certain performance-based metric was achieved. For additional information, refer to “2021 Grants of Plan-Based Awards” table above.

•	1,250 time-based restricted stock units will vest on each of August 13, 2022, 2023, 2024 and 2025 (awarded on August 13, 2021).
(7)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

1,250 performance-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025 (awarded on May 17, 2021), if certain performance-based metric was achieved. For additional information, refer to “2021 Grants of Plan-Based Awards” table above.

•

1,875, 1,000 and 1,000 time-based restricted stock units vested on March 15, 2022 (awarded on March 15, 2018), March 20, 2022 (awarded on March 20, 2019) and April 15, 2022 (awarded on April 15, 2020), respectively.

•	1,000 time-based restricted stock units will vest on each of March 20, 2023, April 15, 2023 and April 15, 2024.
•	1,250 time-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025.
(8)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

1,250 performance-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025 (awarded on May 17, 2021), if certain performance-based metric was achieved. For additional information, refer to “2021 Grants of Plan-Based Awards” table above.

•	2,500 time-based restricted stock units vested on April 10, 2022 (awarded on April 10, 2020). Also, 2,500 time-based restricted stock units will vest on each of April 10, 2023 and 2024.
•	1,250 time-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025.
•	2,500 time-based restricted stock units will vest on each of September 19, 2022 and 2023.
(9)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•

1,250 performance-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025 (awarded on May 17, 2021), if certain performance-based metric was achieved. For additional information, refer to “2021 Grants of Plan-Based Awards” table above.

•	2,500 restricted stock units vested on April 10, 2022. Also, 2,500 restricted stock units will vest on each April 10, 2023 and 2024.
•	1,250 time-based restricted stock units will vest on each of May 17, 2022, 2023, 2024 and 2025.
•	2,500 restricted stock units will vest on each September 19, 2022 and 2023.

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Compensation Discussion and Analysis

2021 OPTION EXERCISES AND VESTED STOCK AWARDS

The following table sets forth information concerning option exercises and stock awards vested for each of our Named Executive Officers during the year ended December 31, 2021:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Perry A. Sook	379,571	$61,032,724	194,792	$24,012,589
Thomas E. Carter	—	—	65,419	9,737,486
Lee Ann Gliha	—	—	—	—
Andrew Alford	—	—	5,750	872,589
Sean Compton	—	—	5,000	743,225
Dana Zimmer	—	—	5,000	743,225
(1)

The “value realized on exercise” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The “value realized on vesting” is the market price of the restricted stock units at vesting multiplied by the number of shares acquired.

In November 2021, Mr. Sook exercised 379,571 stock options and sold the shares pursuant to a plan of disposition adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

The number of Class A common stock shares acquired by Mr. Sook in 2021 from vesting of restricted stock units included 108,334 shares that are performance-based and 86,458 shares that are time-based. The number of Class A common stock shares acquired by Mr. Carter in 2021 from vesting of restricted stock units included 26,459 shares that are performance-based and 38,960 shares that are time-based. The performance-based metrics for both Mr. Sook and Mr. Carter were met, as follows:

•

For Mr. Sook’s 83,334 performance-based restricted stock units vested on January 15, 2021 (awarded on January 15, 2019), the total stockholder return of the Company from the last full trading day preceding December 25, 2018 through the last full trading day preceding December 25, 2020 is at 79th percentile of the compensation peer group, greater than the minimum requirement of 65th percentile of the compensation peer group.

•

For Mr. Sook’s 25,000 performance-based restricted stock units vested on March 25, 2021, and for Mr. Carter’s 8,334, 3,125 and 2,500 performance-based restricted stock units vested on March 15, 2021, March 20, 2021 and April 10, 2021, the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s net revenue and EBITDA for fiscal year 2020 exceeded the median growth rate of the compensation peer group by approximately 31% and 50%, respectively.

•

For Mr. Carter’s 12,500 performance-based restricted stock units vested on September 25, 2021 (awarded on September 25, 2020), the total stockholder return of the Company is at 100th percentile of the compensation peer group, greater than the midpoint of the peer group. The calculation of total stockholder return utilized the average stock price from the last 20 trading days preceding December 31, 2019 and the average stock price from the last 20 trading days preceding December 31, 2020.

The 5,750, 5,000 and 5,000 Class A common stock shares acquired by Mr. Alford, Mr. Compton, Ms. Zimmer, respectively, in 2021 from vesting of restricted stock units were all time-based. There were no performance-based restricted stock units vested for Mr. Alford, Mr. Compton and Ms. Zimmer in 2021.

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Compensation Discussion and Analysis

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of our Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined or referenced in the employment agreements (see also “Employment Agreements” in this Proxy Statement), as follows: (1) a termination by the Company or the executive for any reason upon consolidation, merger or comparable transaction involving the Company; (2) termination by the Company for reasons other than cause (including termination of employment in connection with a Change of Control); and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus). In addition, upon a termination without Cause or due to the Named Executive Officer’s death or disability at any time following a Change in Control of the Company, all then-outstanding equity-based awards will immediately become vested and exercisable (as applicable) as of the date of the Named Executive Officer’s termination to the extent the Named Executive Officer’s outstanding equity-based awards do not automatically accelerate upon a Change in Control.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements and pursuant to their equity award agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2021 termination date.

	Death or Disability ($)	Termination for any Reason Upon a Change in Control ($)	Termination Without Cause / With Good Reason ($)	Termination With Cause / Without Good Reason ($)	Upon a Change in Control
Perry A. Sook
Cash	$—	$11,270,800	$11,270,800	$—	$—
Restricted stock units(1)(2)	—	45,608,491	—	—	45,608,491
Thomas E. Carter
Cash	—	2,020,800	2,020,800	—	—
Restricted stock units(1)(2)	—	11,700,799	—	—	11,700,799
Lee Ann Gliha
Cash	—	937,562	937,562	—	—
Restricted stock units(1)(2)	—	1,509,800	—	—	1,509,800
Andrew Alford
Cash	—	1,096,633	1,096,633	—	—
Restricted stock units(1)(2)	—	2,547,788	—	—	2,547,788
Sean Compton
Cash	—	660,800	660,800	—	—
Restricted stock units(1)(2)	—	3,397,050	—	—	3,397,050
Dana Zimmer
Cash	—	770,800	770,800	—	—
Restricted stock units(1)(2)	—	3,397,050	—	—	3,397,050
(1)	The value of accelerated equity vesting is based on the closing market price of $150.98 per share as of December 31, 2021.
(2)	Includes the total value with respect to the acceleration of unvested time-based and unvested performance-based restricted stock units.

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Compensation Discussion and Analysis

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our Chief Executive Officer for 2021:

•

The total annual compensation of the median employee identified at our Company, other than our Chief Executive Officer, was $64,152 using the definition of total annual compensation in accordance with Item 402(c)(2)(x) under the Securities Act of 1933.

•

As indicated in the Summary Compensation Table above, our Chief Executive Officer’s annual total compensation was $21,145,853, using the same definition of total annual compensation we used to calculate the median employee’s total annual compensation.

•	The ratio of the annual total compensation of our Chief Executive Officer to the total annual compensation of our median employee was 330 to 1.

For 2021, there have been no changes that we reasonably believe would significantly affect our pay ratio disclosure, since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. As a result, we continue to use our median employee identified for 2020 for our pay ratio analysis. In order to identify the median employee for 2021, the following were considered:

•	We selected November 27, 2020 as the date on which to determine our median employee, which is a date within the last three months of 2020.
•	We included all 12,084 of our full-time, part-time and temporary workers employed on November 27, 2020 to determine our employee population, all located in the United States.
•

We identified the median employee on the basis of our employee population’s gross taxable compensation and wages, as compiled from our payroll records. No adjustments were applied for purposes of determining the median employee, such as employees who were only employed for only part of the year or on unpaid leave of absence at some point during the year. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees and this information is readily available. We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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AUDIT COMMITTEE REPORT

The financial statements of Nexstar Media Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2021.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2021 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Geoff Armstrong, Chair
Dennis J. FitzSimons
Lisbeth McNabb

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2021 and 2020 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. A representative of PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders. PWC has served as the Company’s independent registered public accounting firm since 1997. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2021 and 2020 for these various services were:

Type of Fees	2021	2020
Audit Fees(1)	$3,496,000	$3,530,000
Audit Related Fees(2)	292,000	532,450
Tax Fees(3)	852,500	1,432,000
All Other Fees(4)	—	—
Total	$4,640,500	$5,494,450
(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements.

(2)

“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The 2021 and 2020 amount is primarily related to audits of the Company’s employee benefit plans which are reimbursed to the Company by such benefit plans.

(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, our Board of Directors adopted a related party transactions policy. The Board of Directors is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares, and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Under the NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Mses. McNabb and Aulestia. All of the committees of the Board of Directors are comprised solely of independent directors.

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OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2021, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of [●], 2022. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Media Group, Inc., attention: Lee Ann Gliha, CFO.

Stockholder Proposals for the 2023 Annual Meeting

Proposals of stockholders to be presented at the 2023 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on [●] in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our bylaws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to the Board of Directors. Such proposals and nominations for the 2023 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received no earlier than [●], 2023 and no later than [●], 2023. In the event that the 2023 Annual Meeting is held before [●], 2023 or after [●], 2023, notice to be timely must be so delivered not earlier than the 120th day prior to such 2023 Annual Meeting and not later than the later of the 90th day prior to such 2023 Annual Meeting and the 10th day following the day on which the public announcement of the meeting date is made. Our bylaws require that such notice contain certain additional information. Copies of the bylaws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Lee Ann Gliha, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

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Other Information

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

[●], 2022

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ANNUAL MEETING OF SHAREHOLDERS OF NEXTSTAR media group, inc. 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ If voting by mail, please detach along perforated line and mail in the envelope provided. 061322 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2), (3) AND (4) PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following nominees as Class I members of the Board of Directors for a term of three years. NOMINEES: FOR AGAINST ABSTAIN Bernadette S. Aulestia Dennis FitzSimons C. Thomas McMillen Lisbeth McNabb 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. Approval, by an advisory vote, of executive compensation. 4. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate the Company’s Class B common stock and Class C common stock, which classes of common stock have no shares issued and outstanding as of the date hereof. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION ANNUAL MEETING OF STOCKHOLDERS OF 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 061322 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2), (3) AND (4). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following nominees as Class I members of the Board of Directors for a term of three years. NOMINEES: FOR AGAINST ABSTAIN Bernadette S. Aulestia Dennis FitzSimons C. Thomas McMillen Lisbeth McNabb 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. Approval, by an advisory vote, of executive compensation. 4. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate the Company’s Class B common stock and Class C common stock, which classes of common stock have no shares issued and outstanding as of the date hereof. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION NEXSTAR MEDIA GROUP, INC. 2022 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Lee Ann Gliha, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Media Group, Inc. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on [.....], [.....], 2022, or at any adjournment(s) or postponement(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) COMMENTS: